UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ______)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

AMERICA’S CAR-MART, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(l) and 0-11.

Notice of Annual Meeting of Stockholders
To be held September 25, 2025

AMERICA’S CAR-MART, INC.
1805 North 2nd Street, Suite 401
Rogers, Arkansas 72756

Fellow Shareholder:

I am pleased to invite you to attend the 2025 annual meeting of America’s Car-Mart, Inc. shareholders, which will be held on September 25, 2025. The attached notice of annual shareholders meeting and proxy statement are your guides to the meeting.

We are rebuilding America’s Car-Mart — updating, improving, and positioning for the future. Like the philosophical paradox around the Ship of Theseus, as time passes, the ship’s (or Company’s) parts are being replaced one by one — eventually the original structure will be completely different, but the mission and purpose of the vessel hold. Are we still America’s Car-Mart, providing affordable, basic transportation to people who have a difficult time getting credit? Absolutely. Will we accomplish our goals more efficiently and more profitably? That’s the goal.

In the last year Doug has attracted talented executives to key leadership positions, including Jamie Fischer as COO (from Drivetime), Jonathan Collins as CFO (from Walmart), Marie Persichetti as head of Capital Markets, and several others — everything flows from having the right talent. Last year I wrote about our new loan origination system (LOS), which in its most basic use has delivered a 19% reduction in our losses on comparable originations under our legacy underwriting standards. We are beginning to optimize the portfolio based on the prospective ranking and profitability of our customer. Two years ago, customer payments on a vehicle were nearly identical regardless of a customer’s credit profile — now there’s abundant growth opportunity as we price for risk by varying down payments, changing the term, and adjusting the interest rate based on an applicant’s credit profile. Critical progress is being made developing and implementing appropriate technology: we are focused on using data and intelligence to become America’s best integrated sales and auto financing company serving those without credit. Similarly, the current renovation of payment, collection, and sales processes increases customer convenience by making it easier for people to do business with us.

The team is similarly focused on improving the structure and term of our liabilities to better match our assets by executing an equity offering last fall, sourcing financing from lenders with a deep understanding of our business, and enhancing the terms of our ABS securitizations. These efforts will remain a priority.

Many of the directors, management team, and general managers and associates are shareholders. We believe the perspective of being an owner is critical to successfully managing the business, and we strive each day to add value for our shareholders.

The following proxy statement contains important information regarding the matters to be voted on at the Company’s 2025 annual meeting of shareholders. Among the nine nominees for election as directors at this year’s annual meeting, the Board of Directors is pleased to nominate Brandi Joplin, a recently retired financial executive at Walmart, in addition to our eight current directors. Brandi’s breadth and depth of financial expertise and executive experience will be a strong asset to the Board and to our company. More information regarding Brandi and her qualifications can be found in the accompanying proxy statement.

Whether or not you plan to attend the annual meeting, we encourage you to review your proxy materials closely and urge you to vote your shares. Your vote is important to us.

Thank you for your continued trust in America’s Car-Mart. We appreciate you.

Very truly yours,
/s/ Joshua G. Welch
Joshua G. Welch Chairman
August 15, 2025

AMERICA’S CAR-MART, INC.
1805 North 2nd Street, Suite 401
Rogers, Arkansas 72756

Notice of Annual Meeting of Stockholders
To be held September 25, 2025

To the holders of common stock of America’s Car-Mart, Inc.:

Notice is hereby given that the annual meeting of stockholders of America’s Car-Mart, Inc., a Texas corporation, will be held at the Company’s principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, on Thursday, September 25, 2025 at 8:00 a.m., local time, for the following purposes:

(1)    To elect nine directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

(2)    To consider and approve an advisory resolution regarding the Company’s compensation of its named executive officers;

(3)    To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2026;

(4)    To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record as of the close of business on July 31, 2025 will be entitled to notice of and to vote at the annual meeting of stockholders or any adjournment or postponement thereof.

Very truly yours,

/s/ Douglas W. Campbell
Douglas W. Campbell President and Chief Executive Officer
August 15, 2025

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to vote as promptly as possible by the Internet or telephone. If you request a printed copy of the proxy materials, you may complete and mail the proxy you will receive in response to your request or you may vote by the Internet or telephone. If you attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.

AMERICA’S CAR-MART, INC.
1805 North 2nd Street, Suite 401
Rogers, Arkansas 72756

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
September 25, 2025

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our” and “the Company” refer to America’s Car-Mart, Inc. and its subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, which is first being released to stockholders on or about August 15, 2025, is furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting of stockholders to be held at the Company’s principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, on Thursday, September 25, 2025 at 8:00 a.m., local time, and at any or all adjournments or postponements thereof. To receive directions to the annual meeting, please call (479) 464-9944. The address of our principal executive office is 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, and our telephone number is (479) 464-9944.

     Stockholders of record as of the record date, July 31, 2025, can vote on the Internet, by phone, by mail or by attending the annual meeting and voting by ballot as described below. On or about August 15, 2025, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders advising them that they can access this proxy statement, the 2025 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you for this meeting. If you want to receive a paper copy of the proxy materials, you may request one by calling toll-free at 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com with the control number in the subject line. In the body of the message include your full name, address, and request. There is no charge to you for requesting a copy. Please make your request for a copy on or before September 11, 2025, to facilitate timely delivery. If you request a paper copy of the proxy materials, you may vote by mail by completing and returning the proxy card you will receive in response to your request or you may vote by the Internet or telephone.

We encourage you to vote your shares through our Internet voting option. You can vote on the Internet by following the instructions in the notice that was mailed to you. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Internet and phone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on September 24, 2025 for shares held directly and at 11:59 p.m. Eastern time on September 19, 2025 for shares held in a plan. To vote by phone call 1-800-690-6903 and use the touch-tone to transmit your voting instructions. Have your proxy card in hand when you call. If you vote on the Internet or by phone, you do not need to return your proxy card.

Please note: If you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to the Notice of Internet Availability of Proxy Materials that was mailed to you by your bank, broker or other holder of record to see which voting options are available to you and for instructions on how to vote your shares and how to request a printed copy of the proxy materials.

If you request a paper copy of the proxy materials and choose to vote by mail, please complete, sign, date and promptly return the accompanying proxy card in the enclosed addressed envelope that will be provided to you in response to your request, even if you plan to attend the annual meeting. Postage need not be affixed to the envelope if mailed within the United States. The immediate return of your proxy card will be of great assistance in preparing for the annual meeting and is, therefore, urgently requested. If you attend the annual meeting and vote in person, your proxy card will not be used.

If you plan to attend the Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at investor_relations@car-mart.com. This will assist us with meeting preparations. You also can obtain directions to the meeting by calling this number. Please bring the Notice of Internet Availability of Proxy Materials with you for admission to the meeting.

Any person giving a proxy pursuant to this proxy statement may revoke it at any time before it is exercised at the annual meeting of stockholders by notifying, in writing, our Secretary at the address above prior to the annual meeting date. In addition, if the person executing the proxy is present at the annual meeting, he or she may, but need not, revoke the proxy by notice of such revocation to our Secretary at the annual meeting, and vote his or her shares in person. Proxies in the form provided, if duly signed or authenticated electronically and received in time for voting, and not so revoked, will be voted at the annual meeting in accordance with the instructions specified thereon. Where no choice is specified, proxies will be voted “FOR” the election of the nominees for director named in the proxy statement; “FOR” the resolution approving the Company’s compensation of its named executive officers; “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm; and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

Only stockholders of record at the close of business on the record date, July 31, 2025, will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Each share of our common stock issued and outstanding on such record date is entitled to one vote. As of July 31, 2025, we had 8,545,223 shares of common stock outstanding.

The presence at the annual meeting of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum. Stockholders will be counted as present at the annual meeting if they are present in person at the annual meeting or if they have properly submitted a proxy card. In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting. The proposals regarding the advisory vote to approve the Company’s executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm require the affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain with respect to, the proposals.

Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote, and therefore will be included for purposes of determining whether a quorum is present at the annual meeting. For the election of directors, abstentions and broker “non-votes” will not be deemed to be “votes cast.” For each other proposal, abstentions will be treated as “votes cast,” but broker “non-votes” will not be deemed to be “votes cast.” As a result, broker “non-votes” will not be included in the tabulation of the voting results on the election of directors and the other proposals presented in this proxy statement, and therefore will not have any effect on such votes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions will not be included in the tabulation of the voting results on the election of directors, and therefore will not have any effect on such vote, but will have the same effect as a vote against the proposals regarding the advisory vote on executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm.

    The Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to in this proxy statement as the Dodd-Frank Act, directed national securities exchanges to prohibit broker discretionary voting of uninstructed shares held in “street name” (through a broker or nominee) for the election of directors, executive compensation and certain other matters. Under current stock exchange rules, broker discretionary voting is not permitted for the election of directors and executive compensation matters. Therefore, if you hold shares through a broker or other nominee and you do not give your broker or nominee specific instructions regarding the election of directors and the advisory vote on our executive compensation, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Individual stockholders of record will receive copies of the proxy solicitation materials even if they share the same mailing address. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid for such services. We have not engaged, and do not plan to engage, the services of a professional proxy solicitation firm to aid in the solicitation of proxies for this annual meeting from certain brokers, bank nominees and other institutional owners. Our costs for such services, if any, will not be material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 31, 2025, with respect to ownership of our outstanding common stock by (i) all persons known to us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Magnolia Capital Fund, LP	1,260,690	(2)	14.8%
BlackRock, Inc.	556,109	(3)	6.5%
FMR LLC	449,374	(4)	5.3%
The Vanguard Group	426,452	(5)	5.0%
Dimensional Fund Advisors LP	305,951	(6)	3.6%
Jonathan Z. Buba	657,418	(7)	7.7%
Jeffrey A. Williams	300,612	(8)	3.5%
Daniel J. Englander	260,115	(9)	3.0%
Joshua G. Welch	188,854	(10)	2.2%
Douglas W. Campbell	88,552	(11)	1.0%
Vickie D. Judy	72,218	(12)	*
Ann G. Bordelon	33,138	(13)	*
Dawn C. Morris	20,697	(14)	*
Julia K. Davis	15,581	(15)	*
Jamie Z. Fischer	8,905	(16)	*
Brandi N. Joplin (17)	-		-
All directors and executive officers as a group (12 persons) (18)	1,652,337	(19)	18.5%
_______________________________
Less than 1% of outstanding shares.

(1)“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of July 31, 2025. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 8,545,223 shares of the Company’s common stock outstanding on July 31, 2025, adjusted as required by rules promulgated by the SEC.
(2)Based on a Form 4 filed with the SEC on July 17, 2025 by Adam K. Peterson, Magnolia Capital Fund, LP and The Magnolia Group, LLC, each with an address of 1601 Dodge Street, Suite 3300, Omaha, Nebraska. In the most recent Schedule 13G/A filed with the SEC on October 1, 2024 by Magnolia Capital Fund, LP, The Magnolia Group, LLC and Adam K. Peterson, which reported beneficial ownership by each reporting person of 1,582,363 shares, each reporting person reported having sole voting and dispositive power over all of the reported shares. The reporting persons reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported in the Form 4 or the Schedule 13G/A.
(3)Based on a Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc. with an address of 50 Hudson Yards, New York, NY 10001. The reporting person reported beneficial ownership of 556,109 shares for which it has sole voting power over 543,194 shares and sole dispositive power over 556,109 shares. The reporting person reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.
(4)Based on a Schedule 13G filed with the SEC on February 12, 2025 by FMR LLC and Abigail P. Johnson, each with an address of 245 Summer Street, Boston, MA 02210. Each reporting person reported beneficial ownership of 449,374 shares for which each reporting person reported sole dispositive power over all 449,374 shares and FMR LLC reported sole voting power over 448,604 shares and Ms. Johnson reported no sole voting power with respect to the reported shares. The reporting persons each reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.
(5)Based on a Schedule 13G/A filed with the SEC on January 30, 2025 by The Vanguard Group with an address of 100 Vanguard Blvd, Malvern, PA 19355. The reporting person reported beneficial ownership of 426,452 shares for which it has sole dispositive power over

421,153 shares, shared dispositive power over 5,299 shares and shared voting power over 3,134 shares. The reporting person reported no sole voting power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.
(6)Based on a Schedule 13G/A filed with the SEC on October 31, 2024 by Dimensional Fund Advisors LP with an address of 6300 Bee Cave Road, Building One, Austin, TX 78746. The reporting person reported beneficial ownership of 305,951 for which it has sole voting power over 298,696 shares and sole dispositive power over 305,951 shares. The reporting person reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.
(7)Includes 12,732 shares which Mr. Buba has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options and 644,686 shares held in funds and accounts managed by Nantahala Capital Management, LLC, of which Mr. Buba is a non-managing member, including shares held by limited partnerships, for which he is a limited partner and a non-managing member of the general partners. Mr. Buba disclaims beneficial ownership of the shares held in these accounts and by the limited partnerships, except to the extent of his pecuniary interest therein. All shares held in funds and accounts managed by Nantahala Capital Management, LLC are pledged as security.
(8)Includes 3,135 unvested shares of restricted stock, 190,000 shares which Mr. Williams has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options, 2,014 shares held in the Company’s Employee Stock Purchase Plan, and 5,457 shares held in the Company’s 401(k) Plan.
(9)Includes 181,865 shares held by Ursula Capital Partners, of which Mr. Englander is the sole general partner, and 40,000 shares which Mr. Englander has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options. Mr. Englander disclaims beneficial ownership of the shares held by Ursula Capital Partners except to the extent of his pecuniary interest therein.
(10)Includes 149,305 shares held by Vicuna Capital I, LP, of which Mr. Welch is the managing member of the general partner and 39,549 shares which Mr. Welch has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options. Mr. Welch disclaims beneficial ownership of the shares held by Vicuna Capital I, LP except to the extent of his pecuniary interest therein.
(11)Includes 31,741 unvested shares of restricted stock and 30,000 shares which Mr. Campbell has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options.
(12)Includes 21,182 unvested shares of restricted stock, 40,000 shares which Ms. Judy has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options, and 2,563 shares held in the Company’s Employee Stock Purchase Plan.
(13)Includes 3,135 unvested shares of restricted stock and 25,000 shares which Ms. Bordelon has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options.
(14)Includes 3,135 unvested shares of restricted stock and 15,000 shares which Ms. Morris has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options.
(15)Includes 3,135 unvested shares of restricted stock and 10,000 shares which Ms. Davis has the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options.
(16)Consists solely of unvested shares of restricted stock.
(17)Ms. Joplin is a director nominee.
(18)Consists of all current executive officers, directors and director nominees.
(19)Includes 80,513 unvested shares of restricted stock and 402,281 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days of July 31, 2025 upon exercise of outstanding stock options.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Pursuant to our bylaws, our board of directors has set the number of directors for the ensuing year at nine, all of whom are proposed to be elected at the annual meeting of stockholders and eight of whom are current directors of the Company. Because the board of directors has named only nine nominees in this proxy statement, proxies cannot be voted for greater than nine director candidates at the 2025 Annual Meeting.

In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present board of directors, upon the recommendation of the nominating committee of the board of directors. Management knows of no current circumstances that would render any nominee named herein unable to accept nomination for election.

In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting.

    Members of our board of directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified. The following persons have been nominated for election to our board of directors:

Ann G. Bordelon, age 58, has served as a director since January 2019. She currently serves as chair of the audit and compliance committee and a member of the compensation and human capital committee of our board of directors. Ms. Bordelon is Executive Vice Chancellor for Finance and Administration at the University of Arkansas, a role she assumed effective July 1, 2020. Ms. Bordelon spent much of her career at Walmart (NYSE: WMT), from which she retired in 2015 after serving the company for nearly 13 years. She served as CFO of Walmart’s Sam’s Club division, CFO of Walmart's Asia Region, and as Chief Audit Executive, among other financial roles. Ms. Bordelon, a Certified Public Accountant, holds a Bachelor of Science degree in Business Administration from the University of Arkansas. Ms. Bordelon also serves on the board of Portillo’s, Inc. (NASDAQ: PTLO) where she is the chair of the audit committee. Ms. Bordelon’s qualifications to serve on the board include her public company board, executive and financial experience.

Jonathan Z. Buba, age 47, has served as a director since November 2023. He currently serves as chair of the finance committee of our board of directors and a member of the audit and compliance committee and the nominating and governance committee. Mr. Buba currently serves as a Partner at Nantahala Capital Management, LLC (“Nantahala”), a small-cap focused investment firm based in New Canaan, Connecticut. At Nantahala, Mr. Buba has extensive experience within specialty finance, including subprime installment lending, pawn lending, and lease-to-own retail. Prior to joining Nantahala in 2011, Mr. Buba worked as an analyst at Och-Ziff Capital Management (now d/b/a Sculptor Capital Management) where he focused on special situations in emerging markets from the firm’s New York and London offices. Previously, Mr. Buba was an Associate at Spinnaker Ventures, a San Francisco, California-based venture capital firm. He graduated from Johns Hopkins University in 2000 with a B.S. in Mechanical Engineering and received an M.B.A. in Finance and Accounting from The Wharton School of the University of Pennsylvania in 2007. Mr. Buba’s qualifications to serve on the board include his financial and investment experience as well as his experience in specialty finance.

Douglas W. Campbell, age 49, became Chief Executive Officer, President and director in October 2023, after serving as President for the prior year. Before joining the Company in October 2022, Mr. Campbell was Senior Vice President, Head of Fleet Services for the Americas, at Avis Budget Group (“Avis”) since June 2022 and previously served as Head of Fleet Services for the Americas since June 2021 and Vice President, Remarketing for the Americas, from March 2018 to June 2021. Prior to joining Avis, Mr. Campbell held management positions at AutoNation from September 2014 to March 2018 serving as Used Vehicle Director, Eastern Region, in AutoNation’s corporate office and later as General Manager of its Honda Dulles dealership. Preceding AutoNation, Mr. Campbell served fifteen years with Coral Springs Auto Mall, most recently serving as Executive General Manager. Mr. Campbell’s qualifications to serve on the board include his vast experience in the automotive industry across a variety of roles and his in-depth knowledge of the Company’s operations.

Julia K. Davis, age 62, has served as a director since August 2021. She currently serves as a member of the compensation and human capital, nominating and governance, and audit and compliance committees of our board of directors. Ms. Davis is currently employed as an Executive Partner in the CIO Advisory practice of Gartner, Inc., an American research and advisory firm focusing on business and technology topics. Ms. Davis retired from R1 RCM (NASDAQ:RCM), a leading healthcare revenue cycle management company servicing hospital, health systems and physician groups across the United States, in 2022 after serving the company as the Executive Vice President and Chief Information Officer for nearly three years. Prior to her role with R1 RCM, Ms. Davis served as Chief Information Officer at Aflac US from July 2013 to August 2018. Her experience also includes approximately five years as Chief Information Officer at American Safety Insurance, approximately four years as Chief Information Officer, Equipment Finance Division, with GE Healthcare, a subsidiary of General Electric Company (NYSE: GE), approximately two years as Chief Information Officer with GE Business Productivity Solutions, Inc., and five years as a Captain in the United States Air Force. Since August 2024, Ms. Davis has served as an independent manager on the board of managers of Servpro, a privately-owned cleaning and restoration company with franchises in the United States and Canada, and is a member of its audit committee. Ms. Davis also served on the board of TBM Council (TBM) until 2022, a nonprofit professional organization dedicated to advancing the discipline of technology business management. Ms. Davis’s qualifications to serve on the board include her executive and technology experience.

Daniel J. Englander, age 56, has served as a director since February 2007. He currently serves as chair of the compensation and human capital committee and a member of the audit and compliance committee and the finance committee of our board of directors. Mr. Englander is the founder and currently the Managing Partner of Ursula Capital Partners, an investment management partnership founded in 2004. From January 2005 to June 2006, Mr. Englander was a partner of Prescott Securities, an investment fund, and from October 1994 to January 2005, he was employed by Allen & Company, an investment merchant bank, most recently as Managing Director. Mr. Englander is also currently on the boards of directors of Copart, Inc. (NASDAQ: CPRT) and CKX Lands, Inc. (NASDAQ: CKX). Mr. Englander’s qualifications to serve on the board include his financial, investment and public company board experience. He also brings operational and strategic expertise, as well as business development expertise, to the board.

Brandi N. Joplin, age 55, is a new director candidate nominated for election at the 2025 Annual Meeting. Ms. Joplin recently retired from Walmart, Inc. (NYSE: WMT) in March 2025, after serving in various executive financial roles for 16 years, including as Senior Vice President and Chief Financial Officer for Walmart’s Sam’s Club division from August 2019 to May 2024 and an executive advisor from May 2024 to March 2025. Prior to becoming CFO for Sam’s Club, Ms. Joplin served as Chief Audit Executive for Walmart from September 2016 to August 2019. She also served as Walmart’s Vice President and International Controller from February 2015 to September 2016 and its Vice President for Global Internal Audit Services in the United States and Canada from 2009 to February 2015. Ms. Joplin’s experience also includes 14 years in various financial leadership roles at the former telecom company Alltel. Ms. Joplin currently serves on the boards of Southern Bancorp, Inc. and the Arkansas Children’s Foundation and previously served on the audit committee of the board of trustees of the Walmart Foundation. She is a Certified Public Accountant and a Certified Internal Auditor and holds a Bachelor of Science degree in Business Administration from the University of Arkansas. Ms. Joplin’s qualifications to serve on the board include her public company executive and financial expertise as well as her private entity board and audit committee experience.

Dawn C. Morris, age 57, has served as a director since April 2021. She currently serves as chair of the nominating and governance committee and a member of the audit and compliance committee of our board of directors. Ms. Morris has also served as a director of First Financial Bancorp (NASDAQ: FFBC) since May 2023. Ms. Morris is the founder and Chief Executive Officer of Growth Partners Group, LLC, a strategic consulting firm in Florida servicing clients in strategic business transformation and innovation. Ms. Morris was formerly the Chief Digital and Marketing Officer at First Horizon Corporation (NYSE: FHN) from September 2018 to January 2020. Prior to her role with First Horizon Corporation, Ms. Morris served as Executive Vice President and Chief Marketing Officer at Webster Bank, N.A., bank subsidiary of Webster Financial Corporation (NYSE: WBS), from March 2014 to August 2018, and served as Senior Vice President, Customer Segment and Product Marketing at RBS Citizens Financial Group from August 2010 to March 2014 and served approximately seven years as Vice President at RBC Bank. Ms. Morris’ qualifications to serve on the board include her public company, executive, digital and marketing experience.

Joshua G. Welch, age 60, has served as a director since January 2018 and Chair of the Board since August 2020. He currently serves as a member of the audit and compliance committee and the finance committee of our board of directors. Mr. Welch is the founder and currently the managing member of the general partner of Vicuna Capital I, LP, an investment management partnership founded in 1998. From June 1990 to June 1998, Mr. Welch was a securities analyst with the Tisch Family Interests, where he served on the board of Equimark Corp, then a publicly traded national bank. Mr. Welch is a graduate of Williams College and Columbia Business School and has served on numerous charitable boards and is a volunteer firefighter and nationally registered EMT. Mr. Welch’s qualifications to serve on the board include his financial and analytical skills and detailed understanding of our business.

Jeffrey A. Williams, age 62, has served as director since August 2011 and served as Chief Executive Officer Emeritus of the Company from October 1, 2023 until his retirement effective April 30, 2024. He previously served as Chief Executive Officer of the Company from January 2018 to September 2023 and President of the Company from March 2016 to October 2022. Before becoming Chief Executive Officer, Mr. Williams served as Chief Financial Officer of the Company from 2005 to January 2018. He also served as Vice President Finance from 2005 to March 2016 and as Secretary of the Company from 2005 to May 2018. Mr. Williams is a Certified Public Accountant, inactive, and prior to joining the Company, his experience included approximately seven years in public accounting with Arthur Andersen & Co. and Coopers and Lybrand LLC in Tulsa, Oklahoma and Dallas, Texas. His experience also includes approximately five years as Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products. Mr. Williams has also served on the boards of directors of Mercy Health Northwest Arkansas Communities since July 2019 and the Jones Center and Jones Trust since January 2021. Mr. Williams’ qualifications to serve on the board include his financial and operational experience and his significant knowledge of the Company and our industry.

The board of directors recommends a vote “FOR” each of the nine nominees to our board of directors.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
At the 2024 Annual Meeting, the stockholders approved (96.94% of votes cast), on an advisory basis, the compensation of the Company’s named executive officers. The compensation and human capital committee of our board of directors, referred to in this proxy statement as the compensation committee, believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The compensation committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2025 and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.
At the 2023 Annual Meeting, the stockholders recommended, in an advisory vote, to hold future say-on-pay votes on an annual basis. As such, the board of directors has determined to hold this advisory vote on the compensation of named executive officers each year. The next advisory vote to determine the frequency with which stockholders will consider to approve an advisory vote on the Company’s compensation of its named executive officers will be in 2029.
Accordingly, the board of directors is seeking the advisory vote of stockholders on the compensation of the Company’s named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.
During fiscal year 2025, the Company’s revenues decreased 0.2% over fiscal year 2024 to $1.4 billion, primarily driven by a 1.7% retail unit volume decrease, partially offset by a 5.0% increase in interest and other income and a 1.5% increase in the average retail sales price. Net income improved to $17.9 million from a $31.4 million net loss. Provision for credit losses improved by 11.5% primarily as a result of improved underwriting and resulting credit performance particularly related to contracts originated under the new loan origination system. These results reflect the executive team’s ability to drive change, improve profitability and drive shareholder value in a volatile market. Their strategic decisions helped stabilize revenue and enhance income, which are critical to long-term sustainability.
As discussed in our “Compensation Discussion and Analysis” below, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, reward current performance and drive future performance to align long-term interests with stockholders and build value for our stockholders. The program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to the achievement of our business objectives, and closely aligns the interests of our executives with the interests of our stockholders. Accordingly, the board of directors encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and asks you to cast a vote to approve the compensation of our named executive officers through the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory and therefore not binding on the Company, the compensation committee or the board of directors. The board and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit and compliance committee (referred to in this proxy statement as the audit committee) has appointed Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending April 30, 2026. Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended April 30, 2025.

A representative of Grant Thornton LLP is expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions that stockholders may have.

Principal Accountant Fees and Services
    The aggregate fees billed by Grant Thornton LLP through July 31, 2025 for professional services rendered for the fiscal years ended April 30, 2025 and 2024, respectively, were as follows:

	2025	2024
Audit fees	$1,094,664	$727,619
All other fees	—	—
Total fees	$1,094,664	$727,619

The audit fees for the years ended April 30, 2025 and 2024 were for the audits of our annual financial statements included in our annual report on Form 10-K, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our quarterly reports on Form 10-Q and consents for and review of other documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

Our audit committee has established policies and procedures regarding pre-approval of all services provided by our independent auditor. Our audit committee will annually review and pre-approve the services that may be provided by our independent auditor without obtaining specific pre-approval from the audit committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent auditor. During the fiscal year ended April 30, 2025, our audit committee pre-approved all audit and permitted non-audit services that were provided to us by our independent auditors.

Ratification of the Independent Registered Public Accounting Firm

Although stockholder ratification is not required by our bylaws or otherwise, the appointment of Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending April 30, 2026 is being submitted to our stockholders for ratification because we believe it is a matter of good corporate governance. In the event our stockholders do not ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2026, the adverse vote will be considered as a recommendation to the audit committee to select other auditors for the following fiscal year. However, due to the difficulty in making any substitution of auditors after the beginning of the fiscal year, it is contemplated that the appointment of Grant Thornton LLP for the fiscal year ending April 30, 2026, will be permitted to stand unless the audit committee finds other good reason for making a change. The audit committee may terminate Grant Thornton LLP’s engagement as our company’s independent registered public accounting firm without the approval of our stockholders if it deems termination appropriate and in our best interest and the best interests of our stockholders.

The board of directors recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2026.

CORPORATE RESPONSIBILITY AND GOVERNANCE

Environmental, Social and Governance
We are proud of our Company’s values and our commitment to our associates, customers, shareholders, community, business partners, and society. Our principle of “doing the right thing” is embodied in our Code of Conduct and Ethics, which applies to all our directors, officers, and associates and serves as the foundation for how we interact with our associates, stakeholders, and customers. We periodically publish a Corporate Responsibility Report that illustrates how we live this principle and how that extends to being a good corporate citizen. We believe this legacy of a strong people focus is critical as we grow and serve even more customers.

Our culture is one that values equity and inclusion and fosters engagement. We view inclusion as an important factor in reflecting the values and cultures of all our associates. Each of our dealerships is a locally operated business, and our associates must represent the communities in which we serve. We are proud of the overall profile of our associate base. As of April 30, 2025, approximately 52% of the Company’s associates are women and approximately 33% of our associates are racially or ethnically diverse. At the board level, seven of our nine board nominees are considered independent and 44% are women.

Fostering an open-door culture based on compassion, respect, and open communications is essential for driving long-term success of the Company’s culture. We conduct engagement surveys and exit surveys which allow us to gain insight to associate sentiment and address workforce priorities.
The Company also recognizes the importance of promoting and protecting human rights. We adopted a Human Rights Policy in December 2021. As a company, we have the responsibility to positively impact human rights in how our associates treat others, how we conduct our business, and how we can productively impact the communities in which we operate. We are committed to ethical business practices, which includes treating all persons equally and fairly. In fact, our company values were built around protecting all human rights. We continually strive to provide our associates and customers with a safe, secure and healthy environment at all our locations.
As we continue our journey towards a more sustainable future, we remain steadfast in our dedication to being responsible corporate citizens. Doing so enables us to create lasting value for our associates, customers, and communities we serve. As we respond to the market’s ever-changing demands and evolve our business, our values will continue to guide our decisions well into the future.
From a governance perspective, our board of directors and management have adopted standards and practices designed to drive the long-term growth of the Company. The board is comprised of individuals possessing a diverse combination of skills, professional experience, and variety of backgrounds necessary to oversee our business. It serves to further strengthen our commitment to equity and inclusion. We encourage you to review our full Corporate Responsibility Report for a more in-depth discussion of our governance practices.
Board Diversity
Our board of directors believes that the board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. As referenced above, four of our nine director nominees (44%) are women. Our board does not follow any specific ratio or formula to determine the appropriate mix of backgrounds for our directors. Rather, the nominating and governance committee of the board of directors seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives.
Meetings of the Board of Directors
During our last fiscal year, our board of directors held six meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which such director served.

It is the policy of our board of directors that all directors should attend the annual meeting of stockholders unless unavoidably prevented from doing so by unforeseen circumstances. All eight board members that were serving as of the 2024 annual meeting of stockholders attended the meeting.
Board Independence
Our board of directors currently consists of eight members. In accordance with our bylaws, our board of directors has approved an increase in the size of the board to nine directors effective upon the 2025 Annual Meeting. Our board of directors has determined that current directors Ann G. Bordelon, Jonathan Z. Buba, Julia K. Davis, Daniel J. Englander, Dawn C. Morris, and Joshua G. Welch and director candidate, Brandi N. Joplin, are “independent” as defined by the listing standards of NASDAQ. Our independent directors meet separately at least twice each year.
Board Leadership Structure
Currently, Mr. Campbell serves as President and Chief Executive Officer and Mr. Welch serves as the Chairman of the board. The board of directors believes that allowing Mr. Campbell to focus on the management of our business and our day-to-day operations rather than also serving as chairman of the board is in the best interest of the Company. However, the board of directors does not have a policy that prohibits the Chief Executive Officer from serving as the chairman of the board because it desires the flexibility to determine in the future that one person should hold both positions if such leadership structure would be in our best interests and the best interests of our stockholders.
The Board’s Role in Risk Oversight
The audit and compliance committee reviews and discusses with management our processes and policies with respect to risk assessment and risk management. In addition, our risk oversight process involves the board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, reputation and strategy, as well as information regarding any material risks associated with each matter. The full board (or the appropriate board committee, if the board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. When a board committee receives an update, the chairperson of the relevant board committee reports on the discussion to the full board during the next board meeting. This enables the board and the board committees to coordinate the risk oversight role.
Stockholder Communications with the Board of Directors
Our board of directors has implemented a process for stockholders to send communications to our board of directors. Any stockholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Secretary at 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. Our Secretary has been instructed by our board of directors to promptly forward all such communications to our board of directors or such individual directors.
Committees of the Board of Directors
Our board of directors presently has four standing committees: audit and compliance committee, compensation and human capital committee, finance committee, and nominating and governance committee. Each of these committees is described in the following paragraphs.
Audit and Compliance Committee
Our audit and compliance committee (referred to in this proxy statement as the audit committee) assists our board of directors in overseeing our accounting and financial reporting process and audits for our financial statements. It is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee reviews the independent accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, various other accounting and auditing matters and the independence of the auditing accountants. The committee reviews and pre-

approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law. Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The committee also assists our board of directors with respect to our compliance and ethics programs, policies and procedures. Our audit committee meets with management to review any issues related to matters within the scope of the audit committee’s duties. The committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.
    Our audit committee presently consists of Ann G. Bordelon, Chairperson, Jonathan Z. Buba, Julia K. Davis, Daniel J. Englander, Dawn C. Morris, and Joshua G. Welch. Each of the current members of the committee is “independent,” as such term is defined by the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, the board has determined that each audit committee member is able to read and understand fundamental financial statements and, other than strictly in his or her capacity as a member of our board of directors or a committee of our board of directors, has not participated in preparing our financial statements in any of the past three years. Our board of directors has determined that Ann G. Bordelon, Daniel J. Englander, Jonathan Z. Buba and Joshua G. Welch are “audit committee financial experts,” as defined by the rules of the SEC. Our audit committee held eight meetings during the last fiscal year. See “Audit Committee Report” for additional information regarding our audit committee.
Compensation and Human Capital Committee
Our compensation and human capital committee (referred to in this proxy statement as the compensation committee) presently consists of Ann G. Bordelon, Julia K. Davis, and Daniel J. Englander, Chairperson. The board of directors has determined that each of the current members of the committee is “independent” as defined by the NASDAQ listing standards. In addition, all compensation committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee assists our board of directors with respect to our compensation programs and compensation of our executive officers and is authorized to administer our equity and non-equity incentive plans. The committee also assists our board of directors in its oversight of the Company’s human capital management including the assessment of executive talent and succession planning. Our compensation committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our compensation committee held four meetings during the last fiscal year. See “Executive Compensation – Compensation Discussion and Analysis – Role of Compensation Committee” for additional information.
Finance Committee
Our finance committee presently consists of Jonathan Z. Buba, Chairperson, Daniel J. Englander, and Joshua G. Welch. The board of directors has determined that each of the current and prospective members of the committee is “independent” as defined by the NASDAQ listing standards. Our finance committee will assist our board of directors with respect to its oversight and counsel on the Company’s capital structure and financing strategy. Our finance committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our finance committee held twenty-three meetings during the last fiscal year.
Nominating and Governance Committee
Our nominating and governance committee (referred to in this proxy statement as the nominating committee) presently consists of Jonathan Z. Buba, Julia K. Davis, and Dawn C. Morris, Chairperson. Our nominating committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Nominees for election to our board of directors are considered and recommended by our nominating committee. Our full board of directors considers the recommendations of the nominating committee and recommends the nominees to our stockholders. Our nominating committee’s process for identifying potential nominees includes soliciting recommendations from our directors and officers and considering nominations from our stockholders or third-party search firms hired to identify and/or evaluate potential nominees. The nominating committee did not engage any third-party search firm to assist with the identification or screening of potential director nominees for election at the annual meeting. Absent special circumstances, our nominating committee will continue to nominate qualified incumbent directors whom the nominating committee believes will continue to make important contributions to our board of directors. The nominating committee intends to evaluate any candidate recommended by a stockholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.
While there are no minimum qualifications for nomination, our nominating committee generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major issues facing us. In addition, the board of directors believes that it, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In seeking a diversity of background, the nominating committee seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives. Accordingly, the nominating committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs. In evaluating nominees, and considering incumbent directors for nomination, the nominating committee has considered all of the criteria described above and believes that all of the nine director nominees listed above are highly qualified and have the skills and experience required for service on our board of directors. The biographies above contain specific information regarding the experiences, qualifications and skills of each of our director nominees.
Our nominating committee is also responsible for developing and maintaining the Company’s corporate governance policies, practices and procedures consistent with applicable laws and stock exchange listing standards. Our nominating committee held four meetings during the last fiscal year.
Stockholder Nominations
Our nominating committee will consider persons recommended by our stockholders in selecting nominees for election. Our nominating committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because it believes that it can adequately evaluate any such nominee on a case-by-case basis. However, our nominating committee would consider for possible nomination qualified nominees recommended by stockholders. Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to our Secretary at 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. See “Stockholder Proposals” for information regarding the procedures that must be followed by stockholders in order to submit stockholder proposals, including proposals to nominate director candidates.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended April 30, 2025, Ann G. Bordelon, Julia K. Davis, and Daniel J. Englander served on the compensation committee. None of the members of our compensation committee is or has been one of our officers or employees or has had any related party relationship that is required to be disclosed in this proxy statement. In addition, none of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Code of Ethics
We have adopted a Code of Conduct and Ethics that applies to all employees, including executive officers and directors. A copy of our code was filed as Exhibit 14.1 to our current report on Form 8-K filed on June 27, 2024 and is published on our website at www.car-mart.com. In the event that we make any amendments to or grant any waiver from a provision of the code that requires disclosure under applicable SEC or NASDAQ rules, we will post such amendment or waiver on our website.
Insider Trading Policy
We have adopted an Insider Trading Policy setting forth policies and procedures governing the purchase, sale, and other dispositions of the Company’s securities by directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the policy was filed as Exhibit 19.1 to our annual report on Form 10-K for the year ended April 30, 2024, filed on July 15, 2024.
Derivative Trading and Hedging
The Insider Trading Policy prohibits all directors, officers and employees who have material non-public information relating to the Company from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Company securities that allow the individual to lock in some or all of the value of his or her stock holdings. The policy also prohibits short sales of the Company’s securities and trading in puts, calls or other derivative securities. The Company believes these types of transactions are contrary to the interests of its stockholders and to the long-term performance of the Company.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Based solely on a review of the reports filed electronically with the SEC and written representations from the reporting persons that no other reports were required, we believe that during the fiscal year ended April 30, 2025, our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them, except that one report on Form 4 for Douglas W. Campbell reporting the withholding of shares to satisfy tax obligations, one report on Form 4 for Jamie Z. Fischer reporting a restricted stock grant, and one report on Form 4 for Vickie D. Judy reporting the withholding of shares in a prior year to satisfy tax obligations were each inadvertently not filed timely.

Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended April 30, 2025. Mr. Campbell, who is a member of our board of directors, has been omitted from this table since his compensation is included in the Summary Compensation Table on page 27 of this proxy statement. Mr. Campbell did not receive compensation for serving on our board of directors during fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards [1] ($)	Option Awards [2,3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Ann G. Bordelon	$75,000	$149,989	$-	$-	$-	$-	$224,989
Jonathan Z. Buba	$11,458	$-	$199,982	$-	$-	$-	$211,440
Julia K. Davis	$54,167	$149,989	$-	$-	$-	$-	$204,156
Daniel J. Englander	$65,000	$149,989	$-	$-	$-	$-	$214,989
Dawn C. Morris	$62,500	$149,989	$-	$-	$-	$-	$212,489
Joshua G. Welch	$127,500	$-	$149,986	$-	$-	$-	$277,486
Jeffrey A. Williams	$-	$-	$-	$-	$-	$240,000	$240,000
___________________

1 The following are the aggregate number of restricted stock awards held by each of the directors as of April 30, 2025: Ms. Bordelon - 2,446; Ms. Davis - 2,446; Mr. Englander - 2,446; and Ms. Morris - 2,446. There are no restricted stock awards held by Mr. Buba, Mr. Welch or Mr. Williams as of April 30, 2025.
2 In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during the fiscal year ended April 30, 2025, calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock Compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on August 8, 2025, for the relevant assumptions used to determine the valuation of our option awards.
    3 The following are the aggregate number of option awards outstanding held by each of the directors as of April 30, 2025: Ms. Bordelon – 25,000; Mr. Buba – 12,732; Ms. Davis – 10,000; Mr. Englander – 45,000; Ms. Morris – 15,000; Mr. Welch – 39,549; and Mr. Williams —190,000.
4 Consists of consulting fees earned pursuant to Mr. Williams Retirement and Transition Agreement with the Company, dated as of
December 21, 2023 (referred to in this proxy statement as the Retirement Agreement).
Discussion of Director Compensation
For fiscal year 2025, each of our non-employee directors, except our retired former Chief Executive Officer, Jeffrey A. Williams, received a $50,000 annual retainer and the chairman of the board received an additional $77,500 annual retainer. In addition, the chairs of our audit committee, compensation committee, nominating committee, and finance committee received additional annual retainers of $25,000, $15,000, $12,500 and $12,500, respectively. Pursuant to the terms of the Retirement Agreement we entered into with Mr. Williams on December 21, 2023, Mr. Williams agreed to serve as a consultant and adviser to senior management of the Company for a one-year period following his retirement as CEO Emeritus on April 30, 2024, for a monthly consulting fee of $20,000, and to continue serving as a director of the Company. Mr Williams did not receive any separate compensation for his services as a director during fiscal year 2025 in accordance with his Retirement Agreement. Directors who are also our employees do not receive separate compensation for their services as a director.
Effective for fiscal year 2025, the non-employee directors have the option to elect to receive their annual cash retainer amounts for the fiscal year in the form of restricted shares or stock options to be granted on May 1 of the applicable fiscal year (or the next business day if May 1 occurs on a weekend or federal holiday), provided that the director will submit his or her election by April 1 of the preceding fiscal year and that the Company will have determined to its satisfaction that such election would not result in adverse tax consequences to the director or the Company, with such restricted shares or stock options to vest on the first annual anniversary of the grant date. Each non-employee director is also entitled to $150,000 of additional equity-based compensation in the form of restricted shares or stock options at the election of the director, with such compensation to be granted on May 1 of the applicable fiscal year and to vest on the first annual anniversary of the grant date.

Our board of directors has also adopted stock ownership guidelines for our non-employee directors. These guidelines require non-employee directors to own Company common stock with a value equal to five times the annual base retainer within five years of joining the board. Each of our non-employee directors met this guideline or was in the applicable transition period as of July 31, 2025.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy
    Our compensation philosophy is to align the interests of our executive officers with those of our stockholders and induce our executive officers to remain in our employ. We believe that this is best accomplished by the following:
•paying executives a base salary commensurate with their backgrounds, industry knowledge, special skill sets and responsibilities; and
•offering short-term incentive cash bonuses conditioned on our consolidated financial results or key operating metrics; and
•making periodic grants of restricted stock and/or stock options.
Our overall goal is to ensure that our executive compensation program and policies are consistent with our strategic business objectives and that we provide incentives for the attainment of those objectives. We strive to accomplish this goal in the context of a compensation program that includes annual base salary, annual cash incentives and stock ownership.
Named Executive Officers
Our “named executive officers” for fiscal year 2025 consisted of our President and Chief Executive Officer, Douglas W. Campbell, our former Chief Financial Officer, Vickie D. Judy, and our Chief Operating Officer, Jamie Z. Fischer.
Mr. Campbell, age 49, became Chief Executive Officer, President and a director in October 2023, after serving as President for the prior year. Before joining the Company, Mr. Campbell was Senior Vice President, Head of Fleet Services for the Americas, at Avis Budget Group (“Avis”) since June 2022 and previously served as Head of Fleet Services for the Americas since June 2021 and Vice President, Remarketing for the Americas, from March 2018 to June 2021. Prior to joining Avis, Mr. Campbell held management positions at AutoNation from September 2014 to March 2018 serving as Used Vehicle Director, Eastern Region, in AutoNation’s corporate office and later as General Manager of its Honda Dulles dealership. Preceding AutoNation, Mr. Campbell served fifteen years with Coral Springs Auto Mall, most recently serving as Executive General Manager.
Ms. Judy, age 59, served as Chief Financial Officer of the Company from January 2018 to May 2025. In May 2025, she transitioned to Chief Accounting Officer of the Company. Ms. Judy served as the Company’s Principal Accounting Officer since March 2016 and Vice President of Accounting since August 2015. Since joining the Company in May 2010, Ms. Judy has also served as Controller and Director of Financial Reporting. Ms. Judy is a Certified Public Accountant and prior to joining the Company her experience included approximately five years in public accounting with Arthur Andersen & Co. and approximately 17 years at National Home Center, Inc., a home improvement products and building materials retailer, most recently as Vice President of Financial Reporting. Ms. Judy has also served as a director of the board of the Little Rock Branch of the Federal Reserve Bank of St. Louis from January 2018 to December 2023.
Ms. Fischer, age 46, has served as Chief Operating Officer of the Company since October 2024. Before joining the Company, Ms. Fischer served as Head of Operations at DriveTime Automotive Group, Inc. (“DriveTime”) since 2021. She previously served as Senior Managing Director of Retail and Inventory Operations for DriveTime from 2018 until 2021 and held various leadership positions in operations and human resource management for DriveTime and its affiliated automotive warranty company, SilverRock, Inc. from 2012 to 2018. Prior to joining DriveTime, Ms. Fischer gained nearly a decade of experience in the auto retail industry, where she focused on operations and leadership development.

In May 2025, we appointed a new Chief Financial Officer, Jonathan M. Collins. Although Mr. Collins was not employed by the Company during fiscal year 2025, certain information regarding Mr. Collins and his compensation is included in this Compensation Discussion and Analysis to provide additional context regarding the Company’s executive compensation practices.
Mr. Collins, age 53, served as the Chief Financial Officer for Walmart Africa from 2023 until his appointment as Chief Financial Officer of the Company in May 2025. Prior to his role with Walmart Africa, Mr. Collins served as the Chief Accounting Officer for Flipkart Group, an e-commerce platform based in India, from 2020 to 2023. He also previously served as Controller for Walmart Canada from 2019 to 2020 and worked for 12 years in CFO advisory services for KPMG. Mr. Collins started his career as a software developer and eventually chief architect of the enterprise resource planning system for Alltel Information Systems.
Compensation Objectives

Compensation Element	Objectives
Annual Base Salary	To provide competitive base compensation that attracts and retains talented executives, correlates with the executive’s background, industry knowledge, special skill sets and responsibilities, rewards executives for Company and individual performance and incentivizes future performance.
Short-Term Incentive Compensation	To drive short-term operating and financial results deemed crucial to our long-term success.
Long-Term Incentive Compensation	To promote continued focus on stockholder value and long-term performance accountability, strengthen stockholder alignment by increasing the executives’ ownership stake in the Company, enhance market competitiveness and retention value of total compensation and reward executives for their contributions to stockholder returns.
Role of Compensation Committee
    Our compensation committee retains broad flexibility in the administration of our executive compensation program. We believe this flexibility is critical to retaining key executives. Our compensation committee is focused on ensuring that executive compensation is directly tied to our economic performance.
Our compensation committee operates under a written charter adopted by our board of directors. Our compensation committee has several duties and responsibilities, including the following:
•assist the board of directors in its oversight of our overall executive compensation philosophy;
•on an annual basis, review and approve corporate goals relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of these goals and objectives, and based on such evaluation, determine and approve the annual compensation of our Chief Executive Officer;
•review and make recommendations to the board of directors regarding the compensation of all other executive officers;
•review the annual compensation discussion and analysis and produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with all applicable rules and regulations;
•review and make recommendations to our board of directors with respect to the approval of incentive compensation plans and equity-based incentive plans, and administer such plans;
•monitor compliance by executives with the terms and conditions of our stock ownership guidelines;
•review board of director compensation levels and practices periodically, and recommend to our board of directors, from time to time, changes in such compensation levels and practices;

•provide general oversight of the Company’s human capital management practices including the assessment of executive talent and succession planning; and
•periodically review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to our board of directors for approval.
For additional information on the duties and responsibilities of our compensation committee, see our compensation committee charter available on our website at www.car-mart.com.
Employment and Change in Control Agreements
We have employment agreements with our President and Chief Executive Officer, Mr. Campbell, our current Chief Financial Officer, Mr. Collins, and our Chief Operating Officer, Ms. Fischer, and a change in control agreement with our former Chief Financial Officer, Ms. Judy. We believe that the employment agreements, which include a change-in-control provision, are necessary to attract and retain the executives in light of all relevant factors, which includes the officers’ past employment experience, desired terms and conditions of employment, and the strategic importance of the officers’ positions. The change in control agreement for Ms. Judy and the change in control provisions in Mr. Campbell’s, Mr. Collins’ and Ms. Fischer’s employment agreements entitle the executive officer to certain payments upon a termination of the executive’s employment by the Company other than for cause or by the executive for good reason in connection with a change in control of the Company. We believe that Ms. Judy’s change in control agreement and the change in control provisions in Mr. Campbell’s, Mr. Collins’ and Ms. Fischer’s employment agreements are necessary to maintain stability among our executive leadership and that the terms of these provisions are reasonable based on our review of similar provisions for similar companies. We also believe that benefits payable upon such a “double-trigger” event benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. Our compensation committee reviews the executive employment and change in control agreements at the time such agreements are entered into in order to determine current market terms for the particular executive and agreement. See “Executive Compensation – Employment Agreements and Related Compensation” and “Executive Compensation – Payments Upon Termination of Employment or Change in Control” for a discussion of the terms of the employment agreements and the change in control agreement.
    We do not currently have an employment agreement with Ms. Judy.
Elements of Compensation
Our executive compensation program primarily consists of base salary, short-term incentives in the form of cash awards, and long-term incentives in the form of restricted stock and/or stock options. We also provide our named executive officers with minimal perquisites and personal benefits. In addition, we provide our named executive officers with the ability to contribute a portion of their earnings to our 401(k) plan. Our 401(k) plan is available generally to all of our employees. We also maintain a nonqualified deferred compensation plan under which our named executive officers may defer a portion or all of their salary and bonus to be paid following the executive’s termination, death or other date specified upon the executive’s election to make such deferrals. See “Executive Compensation – Deferred Compensation Plan” for a discussion of the terms of the nonqualified deferred compensation plan.
Base Salary
    We offer what we believe to be competitive base salaries to our named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. Due to the relatively small size of our industry and the limited number of public competitors, the compensation committee has not historically engaged in any formal benchmarking of base salary; however, the committee has set base salary levels for our named executive officers to be generally competitive in relation to salary levels of executive officers in other companies within our industry or other companies of comparable size, growth, performance and complexity, while also taking into consideration the executive officer’s position, responsibility and special expertise. Annual base salary increases are not assured, and adjustments to base salary take into account subjective factors such as the executive’s performance during the prior year, responsibilities and experience. Upon his hiring as our President effective in October 2022, the compensation committee established an annual base salary for Mr. Campbell of $650,000. Effective October 1, 2023, the compensation committee approved an increase in base salary to $800,000 for Mr. Campbell upon his appointment to Chief Executive Officer. Based on the compensation committee’s market analysis during fiscal year 2023, the committee approved an increase in annual base salary for Ms. Judy from $400,000 to $442,000, effective August 1, 2023. No base salary changes were made for Mr. Campbell and Ms. Judy for fiscal year 2025 in light of their fiscal year 2024 salary increases and the Company’s financial and operational challenges during fiscal year 2024. Upon her hiring as our Chief Operating Officer in October 2024, the compensation committee established an annual base salary for Ms. Fischer of $400,000. Additionally, upon his hiring as our Chief Financial Officer in May 2025, the compensation committee established an annual base salary for Mr. Collins of $450,000. See “Executive Compensation – Summary Compensation Table for Fiscal Years 2025, 2024 and 2023” for the base salary amounts earned by our named executive officers during fiscal year 2025.
Short-Term Incentive Compensation
Our short-term incentive plan for our named executive officers is intended to drive short-term operating and financial results deemed crucial to our long-term success by providing cash incentive bonuses to our executives which are dependent on our performance. The purpose of the annual cash incentive bonuses is to reflect each named executive officer’s breadth of experience and responsibility and to incentivize key contributions by the executives toward the Company’s financial performance and growth strategies. These cash incentive bonuses are a material portion of their overall compensation.
Our current short-term incentive plan (the “STI Plan”) for our named executive officers was adopted by our board of directors on July 10, 2023. Under the terms of the STI Plan, annual cash bonus awards for the named executive officers are based on certain performance goals and eligible payouts to be established annually by the compensation committee in accordance with the STI Plan. The compensation committee selects the applicable performance metrics and the weighting of each metric for the short-term incentive payments from among a list of performance criteria set forth in the plan, and the committee may vary the performance metrics, goals, weighting, any discretionary component, and target bonus amounts from participant to participant and from year to year. Bonus payments under the STI Plan may range from 0% to 200% of the executive’s target bonus amount, depending upon whether, or the extent to which, the applicable performance goals have been achieved, as determined by the compensation committee. The compensation committee may adjust the amount payable pursuant to any bonus award upon attainment of the performance goals, provided that the aggregate amount paid under the STI Plan to any participant in any plan year may not exceed $4.0 million.
Any annual cash bonus amounts earned under the STI Plan will be paid as soon as practicable after the end of the fiscal year for which they are earned following the compensation committee’s certification of the achievement of the applicable performance goals or other applicable conditions, but in no event later than the July 15th immediately following the last day of such fiscal year. In the event of a named executive officer’s death or disability during the performance year, the bonus amount earned would be prorated for the portion of the year in which the executive was employed before his or her termination due to death or disability. In the event the named executive officer’s employment is terminated for any other reason, any bonus amount that would have been earned under the plan would be forfeited, unless the compensation committee determines, in its discretion, to prorate the amount earned for the portion of the year before the executive’s termination. The STI Plan also permits the compensation committee, in its discretion, to accelerate or make other adjustments or modifications to outstanding bonus awards under the plan in the event of a change in control of the Company.
Based on the compensation committee’s analysis of the Company’s ongoing strategic business objectives, the compensation committee recommended, and the board of directors approved, a short-term incentive payment structure for fiscal year 2025 pursuant to the STI Plan under which annual cash bonuses to our named executive officers would be paid based on the Company’s achievement of pre-established performance targets with respect to the percentage of dealerships with a positive economic value added (EVA) performance for fiscal year 2025, the change in selling, general and administrative (SG&A) expense per average active customer, net customer growth, and the average dollars collected per active customer per month, as well as a discretionary individual performance component. For the SG&A per customer and

EVA by dealership measures, the numbers of active customers and dealerships exclude dealerships acquired or newly opened during the past 12 months and customers attributable to such dealerships, as applicable. The net customer growth is inclusive of all dealerships, except dealerships acquired after June 12, 2024. Each performance measure accounts for 20% of the total eligible bonus, with the discretionary individual performance component comprising 20% of the total eligible bonus amount as well. The compensation committee selected these measures after considering a range of compensation measures and believes the selected measures represent key performance indicators for achieving important current financial and operating objectives. The compensation committee believes each of the component metrics – store level EVA, SG&A per customer, net customer growth, and average dollars collected per active customer per month – are linked in incentivizing our executive management to invest the Company’s capital in the highest return areas and to leverage our scale as the Company grows by being efficient with SG&A costs while growing our customer base and collections. The compensation committee will evaluate and assess these objectives and performance measures annually.
The target annual bonus payments for fiscal year 2025 were based on a percentage of each named executive officer’s annual base salary at 125% of annual base salary for Mr. Campbell and 100% of annual base salary for Ms. Judy and Ms. Fischer. The target bonus amounts were determined based on the compensation committee’s evaluation of the market analysis of our named executive officers’ cash compensation relative to the peer group. If the threshold level of performance is achieved for each performance metric, the payout would range from 50% to 120% of the eligible bonus amount for that metric, with actual payments to be determined on an interpolated linear basis between the threshold and maximum amount based on the Company’s actual performance achieved. Pursuant to Ms. Fischer’s employment agreement, she was guaranteed a bonus for fiscal year 2025 equal to at least 100% attainment or achievement level, with a maximum payout opportunity of 120% of her base salary, in each case pro-rated for the number of days she was employed during the fiscal year. The following table sets forth the performance goals and potential payouts as a percentage of the executive’s target bonus amount for fiscal year 2025:

	Performance Goal / Payout Level (% of Annual Base Salary)
Performance Measure / Weighting	50% (Threshold)	60%	80%	100%	120% (Maximum)
# of Dealerships EVA (20%)	42.5%	50%	65%	80%	95%
SG&A per Account (20%)	5% growth	4% growth	2% growth	flat	(2%) decline
Net Customer Growth (20%)	2.5% growth	3% growth	4% growth	5% growth	7% growth
Average Dollars Collected per Active Customer per Month (20%)	2% increase	2.5% increase	3% increase	3.5% increase	4% increase
Individual Performance (20%)	Discretionary
The Company’s actual results for the number of dealerships EVA metric was below the threshold percentages, resulting in no bonus amount for Mr. Campbell and Ms. Judy. SG&A per average active customer increased more than 4% and net customer growth was 2.93% compared to the prior fiscal year, resulting in Mr. Campbell and Ms. Judy earning 59% of the eligible bonus amount for each of the SG&A and customer growth metrics. Average dollars collected per active customer per month increased 3.95% year over year, resulting in each executive officer earning 118% of the eligible bonus amount for the metric. Mr. Campbell and Ms. Fischer each earned 115% and Ms. Judy earned 90% for the individual performance component of the annual cash bonus award. The compensation committee evaluated the discretionary individual performance component by considering the completion and delivery of key projects during the fiscal year as well as acquisition, development, and retention of key management to continue business growth. The total bonus amounts earned under the STI Plan based on the actual performance achieved for fiscal year 2025 are set forth below in the “Summary Compensation Table” on page 27 of this proxy statement.

In addition to the bonuses awarded under the STI Plan, the Company also paid Ms. Fischer a signing bonus of $100,000 within 30 days her employment date. Pursuant to the terms of her employment agreement, she is also entitled to an additional $100,000 signing bonus on the first anniversary of her employment date, subject to her continued employment with the Company on such date.

Long-Term Incentive Compensation
Our compensation objective of inducing executives to remain in our employ as well as aligning their interests with those of our stockholders leads us to make periodic equity awards. These awards provide incentives for our named executive officers to remain with us over the long term and gives the compensation committee additional flexibility to reward superior performance by our named executive officers. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such executive’s interests with those of our stockholders, since the ultimate value of such compensation is linked directly to our stock price. We have historically utilized two equity incentive plans for our long-term incentive compensation, the America’s Car-Mart, Inc. Amended and Restated Stock Option Plan, referred to in this proxy statement as the Restated Option Plan, and the America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan, referred to in this proxy statement as the Restated Incentive Plan. The allocation of long-term incentive compensation between stock options and restricted stock is generally made with the goal of rewarding long-term service with the issuance of restricted shares and rewarding efforts related to increasing the stock price over the long-term with the issuance of stock options. On July 11, 2024, our board of directors adopted, and on August 27, 2024, our stockholders approved a new omnibus 2024 Equity Incentive Plan, which allows for future awards of, among other things, stock options, restricted shares, restricted stock units and performance shares. The 2024 Equity Incentive Plan, effective August 27, 2024, replaced the Restated Option Plan and the Restated Incentive Plan.
The compensation committee has historically granted stock options or restricted shares of our common stock to our named executive officers in connection with their entry into new employment agreements, upon their promotion to a new position, to reward superior financial results, and in other circumstances where the committee has determined that such awards were appropriate to provide additional long-term performance incentives and to further align management’s interests with the interests of our stockholders. The compensation committee did not grant any stock options or restricted stock to Mr. Campbell in fiscal year 2025. On December 19, 2023, the Company entered into an Amended and Restated Employment Agreement with Mr. Campbell in connection with his promotion to Chief Executive Officer. The agreement was subsequently amended on January 24, 2024. Pursuant to the amended employment agreement, on January 25, 2024, the Company granted Mr. Campbell an award of 47,612 restricted shares of our common stock and a stock option award representing a target of 162,486 shares of our common stock. The restricted shares will vest in three equal annual installments on September 30th in each of the next three years, and the stock option will vest in its entirety on December 19, 2026, subject to the Company’s achievement of certain performance conditions based equally on the Company’s four-quarter average return on equity during the period from August 1, 2023 to July 31, 2026, and the 90-day average of the closing price of the Company’s common stock as reported on NASDAQ during the period from December 19, 2023 to December 18, 2026. If a threshold level of performance being achieved with respect to one or both of these performance measures, the number of shares subject to the option that vest will vary within a range of 25% to 150% of the target award, with the actual number of shares to be determined on a straight-line basis between the threshold and maximum amounts based on the Company’s actual performance achieved for each measure. Under the terms of Mr. Campbell’s amended employment agreement, he will not be eligible to receive any further long-term equity incentive awards until October 1, 2026. See “Employment Agreements and Related Compensation” for more information regarding Mr. Campbell’s employment agreement.
The compensation committee previously issued long-term equity incentive awards to Mr. Campbell on October 3, 2022, in connection with the Company’s hiring of Mr. Campbell as President in accordance with the terms of his initial employment agreement. These awards consisted of a stock option to purchase 75,000 shares of our common stock, which vests in 20% annual installments beginning on October 3, 2023, and 20,000 restricted shares of our common stock, which vested in two equal annual installments on October 3, 2023 and 2024.
On June 24, 2024, the compensation committee granted Ms. Judy 2,594 restricted shares of our common stock which vest in three equal annual installments beginning on June 24, 2025. The purpose of this award was to provide additional long-term incentives for Ms. Judy’s continued leadership as our Chief Financial Officer and to further align her interests with the Company’s long-term strategic goals. Following the end of fiscal year 2025, on May 22, 2025, the compensation committee granted Ms. Judy 9,453 restricted shares of our common stock as an additional retention incentive in connection with her transition to the role of Chief Accounting Officer. These shares will vest in three equal annual installments beginning on May 22, 2026.

Pursuant to the terms of Ms. Fischer’s employment agreement, in connection with her hiring as our Chief Operating Officer, the compensation committee granted Ms. Fischer awards of 5,978 and 2,927 restricted shares of our common stock on October 18, 2024, and December 31, 2024, respectively. The shares awarded in October 2024 will vest in their entirety on October 18, 2025, and the shares awarded in December 2024 will vest in two equal installments on December 31, 2027 and December 31, 2029.
Finally, pursuant to the terms of Mr. Collins’ employment agreement, in connection with his hiring as our Chief Financial Officer, the compensation committee granted Mr. Collins awards of 6,145 restricted shares of our common stock and a stock option representing 11,880 shares of our common stock on June 5, 2025. The restricted shares will vest in three equal annual installments beginning on June 5, 2026, and the stock option will vest in five equal annual installments beginning on June 5, 2026, with an exercise price of $51.95 per share.
The compensation committee will continue to evaluate the Company’s performance and overall executive compensation program and expects at an appropriate time in the future to grant additional equity awards to our named executive officers as part of our strategy of providing meaningful long-term performance-based incentives for our management team in order to more closely align management’s interest with the interests of our stockholders.
Perquisites and Personal Benefits
Our named executive officers receive additional compensation consistent with our philosophy of hiring and retaining key personnel. Such perquisites include executive health insurance, automobile allowances, club dues and matching contributions to our 401(k) plan. In addition, upon the hiring of new executive officers, the Company may reimburse the executive for their expenses to relocate their residence to the local area of the Company’s headquarters from their prior residence location. Ms. Fischer received such payments during fiscal year 2025. See “Executive Compensation – Summary Compensation Table for Fiscal Years 2024, 2023 and 2022” for the aggregate incremental cost to us of such benefits.
Deductibility of Executive Compensation
    Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year. Historically, Section 162(m) has not been a material consideration for our compensation committee due to the levels and types of compensation paid to our named executive officers. The compensation committee considers the potential consequences of the deduction limitation of Section 162(m) in relation to our compensation arrangements and may structure our compensation arrangements for our executive officers in order to avoid the deduction limitation of Section 162(m). However, the compensation committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation and maintains the flexibility to grant awards or pay compensation amounts that are non-deductible if they believe it is in the best interest of our Company and our stockholders.
Accounting for Stock-Based Compensation
Stock-based compensation expense is computed in accordance with accounting rules that are a part of GAAP as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program.

Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for the named executive officers. Our current stock ownership guidelines for our named executive officers are as follows:

Chief Executive Officer	6x Base Salary
Chief Financial Officer	3x Base Salary
Chief Operating Officer	3x Base Salary
The executive officers are expected to meet the applicable target multiple within five years after first becoming subject to the guidelines and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Executives who fall below the guidelines may exercise non-qualified stock options in a cashless net exercise but must hold the net shares acquired until such time that the guideline is met and must continue to hold the number of shares necessary to maintain compliance with the guideline. As of July 31, 2025, each of our named executive officers currently meets his or her applicable guideline or is within the applicable transition period.
For purposes of the guidelines, ownership includes shares owned directly, unvested restricted shares subject to time-based vesting, and shares held in Company stock ownership plans or other Company benefit plans.
Anti-Hedging and Pledging
The Company’s Insider Trading Policy prohibits directors, executive officers, and certain employees from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Company securities that allow the individual to lock in some or all of the value of his or her stock holdings. The policy also prohibits short sales of the Company’s securities and trading in puts, calls or other derivative securities. The Company believes these types of transactions are contrary to the interests of its stockholders and to the long-term performance of the Company.
The Company’s Insider Trading Policy also prohibits insiders from holding Company securities in a margin account or pledging such securities as collateral for a loan. However, exceptions may be granted in certain limited circumstances for pledges of securities held by funds or in accounts over which the insider does not exercise investment control and for pledges of Company securities as collateral for a loan (but not for margin debt) if the person pledging shares is unaware of material nonpublic information at the time the pledge is entered into and demonstrates the financial capacity to repay the loan without resort to the pledged securities.
Risk Considerations in our Compensation Program
The compensation committee is responsible for reviewing and overseeing the compensation and other benefits structure applicable to our employees generally. We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:
•Our compensation program is designed to provide a combination of both fixed and variable incentive compensation.
•The variable portions of compensation are designed to reward both annual performance and longer-term performance. We believe this lessens any incentive for short-term risk taking that could be detrimental to our company’s long-term best interests.
•A significant portion of our management’s compensation is based on the performance of our company as a whole.

Summary Compensation Table for Fiscal Years 2025, 2024, and 2023
The following table provides certain information concerning compensation earned for services rendered in all capacities by the persons who served as our named executive officers during the fiscal years ended April 30, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Douglas W. Campbell,	2025	$800,000	$-	$-	$-	$700,797	$-	$52,716	[3]	$1,553,513
President, Chief	2024	$730,769	$-	$2,980,987	$4,194,089	$460,000	$-	$80,990		$8,446,435
Executive Officer[2]	2023	$375,000	$500,000	$1,223,600	$2,484,000	$92,000	$-	$57,946		$4,732,546
Vickie D. Judy,	2025	$442,000	$-	$152,942	$-	$287,652	$-	$38,049	5	$920,643
Former Chief Financial	2024	$429,238	$-	$-	$-	$152,490	$-	$51,511		$633,239
Officer[4]	2023	$400,000	$-	$-	$-	$64,000	$-	$51,751		$515,751
Jamie Z. Fischer,	2025	$218,462	$100,000	$400,009	$-	$240,563	$-	$92,014	7	$1,051,048
Chief Operating Officer[6]

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1.In accordance with SEC rules, the amounts shown reflect the grant date fair value of the awards calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on August 8, 2025 for the relevant assumptions used to determine the valuation of our option awards. Performance based awards are reflected assuming the performance criteria are met and awards become 100% vested.
2.Mr. Campbell was appointed Chief Executive Officer of the Company, effective October 1, 2023.
3.For fiscal year 2025, Mr. Campbell’s all other compensation included – $9,055 for use of company automobile, $12,088 for matching contributions to our 401(k) plan, $478 for insurance premiums, and $31,095 for premiums and claims paid by the Company under our executive health insurance plan.
4.Ms. Judy transitioned to the role of Chief Accounting Officer of the Company, effective May 12, 2025.
5.For fiscal year 2025, Ms. Judy’s all other compensation included –– $6,881 for use of company automobile, $10,860 for matching contributions to our 401(k) plan, $1,369 for insurance premiums, and $18,939 for premiums and claims paid by the Company under our executive health insurance plan.
6.Ms. Fischer was appointed Chief Operating Officer of the Company, effective October 7, 2024.
7.For fiscal year 2025, Ms. Fischer’s all other compensation included – $3,705 for use of company automobile, $73,229 for relocation costs, and $15,080 for premiums and claims paid by the Company under our executive health insurance plan.
Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees who are at least 21 years of age are eligible to participate in our 401(k) plan immediately upon hire. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute up to the maximum amount permitted by the Code. We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump sum cash payment or, for required minimum distributions, in installment payments.

Grants of Plan-Based Awards during Fiscal Year 2025

    The following table provides certain information concerning the grants of plan-based awards for each named executive officer during fiscal year 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2] ($)
Name	Grant Date	Threshold ($)[1]	Target ($)[1]	Maximum ($)[1]	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Douglas W. Campbell	-	100,000	1,000,000	1,200,000	-	-	-	-	-	-	-
Vickie D. Judy	-	44,200	442,000	530,400	-	-	-	-	-	-	-
	6/24/2024	-	-	-	-	-	-	2,594		-	152,942
Jamie Z. Fischer	-	225,753	225,753	270,904	-	-	-	-	-	-	-
	10/18/2024	-	-	-	-	-	-	5,978	-	-	250,000
	12/31/2024	-	-	-	-	-	-	2,927	-	-	150,009

_________________
1    These amounts represent the threshold, target and maximum amounts of possible cash incentive bonus payments to the named executive officer for fiscal 2025 based upon attainment of certain Company EVA, SG&A expense, net customer growth and average dollars collected per customer targets for fiscal year 2025 and an individual performance component pursuant to the named executive officers’ short-term incentive plan. See “Executive Compensation – Compensation Discussion and Analysis – Short-Term Incentive Compensation” for additional information regarding these possible cash incentive bonus payments. The threshold amounts for Mr. Campbell and Ms. Judy assume that the threshold performance level (representing 50% of target bonus amount for each metric) was met for only one of the four Company performance metrics (representing 20% of the total target bonus amount) and that no bonus was awarded under the individual performance component. The threshold and target amounts for Ms. Fischer, based on the terms of her employment agreement, represent 100% of her target bonus amount, and the maximum amount represents 120% of her target bonus amount, in each case prorated for the number of days she was employed during the fiscal year. The actual cash incentive bonus payments earned are reported in the Summary Compensation Table on page 27 of this proxy statement.
2    In accordance with SEC rules, the amounts shown reflect grant date fair value of the awards calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on August 8, 2025 for the relevant assumptions used to determine the valuation of our option awards.
Based on the Company’s actual results achieved, Mr. Campbell and Ms. Judy each earned an annual cash bonus of 59% of the target bonus amount for the SG&A expense metric, 59% for the net customer growth metric, 118% for the average dollars collected per customer, and no bonus for the EVA by dealership metric, with the target bonus for each metric comprising 20% of the executive’s total target bonus amount. In accordance with Ms. Fischer's employment agreement, Ms. Fischer earned an annual cash bonus of 100% of the target bonus amount for the SG&A expense, net customer growth, and EVA by dealership metrics and 118% for the average dollars collected per customer metric. Mr. Campbell and Ms. Fischer also earned 115% and Ms. Judy earned 90% of his or her target bonus amount for the individual performance component of the annual cash bonus award, which represented the remaining 20% of the executive's total target bonus amount. As a group, the bonus amounts earned by our named executive officers represented 74% of the executives’ aggregate target bonus amount. See “Executive Compensation – Compensation Discussion and Analysis – Short-Term Incentive Compensation” for additional information regarding the STI Plan.
The 2,594 restricted shares granted to Ms. Judy vest in three equal annual installments beginning on June 24, 2025 and each of the following two years. The 5,978 restricted shares granted to Ms. Fischer vest on October 18, 2025 and the 2,927 restricted shares vest in two equal installments on December 31, 2027 and 2029. See “Employment Agreement and Related Compensation” of this proxy statement for additional information.

Employment Agreements and Related Compensation
Douglas W. Campbell. On December 19, 2023, we entered into an amended and restated employment agreement with Mr. Campbell, effective as of October 1, 2023. Under the terms of the agreement, Mr. Campbell agreed to serve as our Chief Executive Officer and President and is entitled to receive an annual base salary of $800,000, or such higher annual salary as approved by the board of directors. Mr. Campbell has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan. He is also entitled to earn an annual cash bonus under any incentive bonus plan in effect from time to time or as otherwise determined by the compensation committee. The agreement provides for awards of restricted stock and a stock option to be granted to Mr. Campbell, the terms of which were revised and clarified in an amendment to the amended and restated employment agreement, dated January 24, 2024, prior to such awards being granted. Pursuant to the amended agreement, the Company granted to Mr. Campbell 47,612 restricted shares of our common stock and a stock option representing a target of 162,486 shares of our common stock. The amended agreement provides that the restricted shares will vest in three equal annual installments on September 30th in each of the next three years, subject to Mr. Campbell’s continued employment, and the stock option will vest in its entirety on December 19, 2026, subject to Mr. Campbell’s continued employment and the Company’s achievement of certain performance conditions to be determined by the compensation committee. The compensation committee determined that the vesting of the stock option will be based equally on the Company’s four-quarter average return on equity during the period from November 1, 2023 to October 31, 2026, and the 90-day average of the closing price of our common stock as reported on NASDAQ during the period from December 19, 2023 to December 18, 2026, with the option to vest within a range of 25% to 150% of the target award determined on a straight-line basis between the threshold and maximum amounts based on the Company’s actual performance achieved for each measure, subject to a threshold level of performance being achieved. Under the terms of the amended agreement, Mr. Campbell will not be eligible to receive any further long-term equity incentive awards until October 1, 2026. Thereafter, Mr. Campbell will be eligible for additional long-term incentive awards under the Company’s equity incentive plans at the discretion of the compensation committee.
The employment agreement contains an agreement not to compete and a covenant against the solicitation of employees and customers for the term of his employment and a period of one year thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions.
Mr. Campbell’s employment agreement includes terms regarding certain payments to which he would be entitled upon termination of his employment with the Company or in connection a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control,” for more information regarding these terms and the payments to which Mr. Campbell would be entitled in connection with the termination of his employment with the Company or a change in control of the Company. The term of the employment agreement is for two years from the effective date, which will automatically renew for successive one-year periods on October 1 of each year until notice of termination is given by either party.
Under the terms of Mr. Campbell’s initial employment agreement, effective as of October 3, 2022, Mr. Campbell agreed to serve as President of the Company’s operating subsidiary and was entitled to receive an annual base salary of $650,000, or such higher annual salary approved by the board of directors. Mr. Campbell similarly had the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. Following the effectiveness of his appointment, Mr. Campbell received a one-time cash signing bonus of $500,000, a grant of 20,000 restricted shares of the Company’s common stock, which vested in two equal annual installments beginning on October 3, 2023, and a non-qualified stock option to purchase an aggregate of 75,000 shares of common stock, which vests in five equal annual installments beginning on October 3, 2023, in each case subject to his continued employment with the Company. Mr. Campbell was also entitled to earn an annual cash bonus pursuant to any incentive plan in effect from time to time or as otherwise determined by the compensation committee and was eligible for long-term incentive awards under the Restated Option Plan and the Restated Incentive Plan (and any successor plans).
Vickie D. Judy. We have not previously had and do not currently have an employment agreement with Ms. Judy. However, on June 1, 2021, we entered into a change in control agreement with Ms. Judy entitling her to a cash payment and the immediate vesting of stock options and restricted stock upon the occurrence of certain events involving a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control” for more information regarding the terms of this agreement and the payments to which Ms. Judy would be entitled under the agreement.
Jamie Z. Fischer. On September 19, 2024, we entered into an employment agreement with Ms. Fischer, effective as of October 7, 2024. Under the terms of the agreement, Ms. Fischer agreed to serve as our Chief Operating Officer and is entitled to receive an annual base salary of $400,000, subject to review from time to time. Ms. Fischer was eligible to receive a signing bonus in the amount of $200,000 with 50% of the signing bonus being paid within 30 days of her start date and 50% will be paid on the 12-month anniversary of Ms. Fischer’s start date, provided that she remains employed by the Company on the applicable payment dates. Ms. Fischer has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan. She is also eligible to participate in the Company’s annual bonus plan on the same terms and conditions as other similarly situated executives as directed by the compensation committee, except that, for fiscal year 2025, she was guaranteed a bonus of at least 100% of her annual base salary, with a maximum bonus of up to 120% of base salary, in each case pro-rated for the number of days she was employed during the fiscal year. Pursuant to the agreement, Ms. Fischer also received two one-time equity awards in the form of restricted shares of our common stock valued at $250,000 and $150,000, which were granted on October 18, 2024 and December 31, 2024, respectively. The October 2024 award vests in its entirety on October 18, 2025, and the December 2024 award vests in two equal installments on December 31, 2027 and 2029.
The employment agreement contains an agreement not to compete and a covenant against the solicitation of employees and customers for the term of her employment and a period of one year thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions.
Ms. Fischer’s employment agreement includes terms regarding certain payments to which she would be entitled upon termination of her employment with the Company or in connection a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control,” for more information regarding these terms and the payments to which Ms. Fischer would be entitled in connection with the termination of her employment with the Company or a change in control of the Company. The term of the employment agreement shall continue to bind the parties for so long as any obligations remain under the Agreement.
Stock Plans
2024 Equity Incentive Plan. On July 11, 2024, our board of directors adopted, and on August 27, 2024, our stockholders approved, the America’s Car-Mart, Inc. 2024 Equity Incentive Plan, referred to in this proxy statement as the 2024 Plan, which replaced the Restated Option Plan and the Restated Incentive Plan. The 2024 Plan allows for potential future awards of stock options, restricted shares, stock appreciation rights, restricted stock units, performance shares and performance units to the Company’s employees, directors, or consultants. The 2024 Plan includes a reserve of 500,000 shares authorized for issuance under the plan, subject to adjustment in connection with changes in capitalization and reorganization and change in control events. The 2024 Plan will expire on July 11, 2034.
Under the terms of the 2024 Plan, stock options granted under the plan may be exercised in whole or in part, but in no event later than ten years from the date of grant. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The plan allows for the grant of incentive or nonqualified stock options, provided that incentive stock options may only be granted to employees. Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.
Restricted stock awards granted under the 2024 Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions to be established for each award by the compensation committee. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator or continued service. Restricted shares granted under the 2024 Plan have full voting rights prior to the date of vesting; however, holders of any unvested shares may be required to execute an irrevocable proxy granting us the right to vote such shares until the shares vest. Unless provided otherwise in the applicable award agreement, the participant will have no right to receive dividends or other distributions with respect to shares of restricted stock that have not vested.
Restated Option Plan. On June 10, 2015, our board of directors adopted the Restated Option Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders, and which amended and restated the 2007 Option Plan. The Restated Option Plan extended the plan for a new ten-year term, increased the number of shares available for stock option grants by 300,000 shares to 1,800,000 shares, and made certain other changes to the 2007 Option Plan. On August 29, 2018, August 29, 2020, and August 30, 2022, our stockholders approved amendments to the Restated Option Plan which increased the number of shares available under the Restated Option Plan by 200,000, 200,000, and 185,000 shares, respectively. Effective August 27, 2024, no further grants may be made under the Restated Option Plan; however, outstanding awards granted under the Restated Option Plan remain subject to the terms of such plan.
Under the Restated Option Plan, options may be exercised in whole or in part, but in no event later than ten years from the date of grant with respect to incentive options. Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.
Stock Incentive Plan. On June 10, 2015, our board of directors adopted the Restated Incentive Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders, and which amended and restated our 2005 Incentive Plan. The Restated Incentive Plan extended the plan for a new ten-year term, included provisions designed to further the Company’s eligibility to deduct for federal income tax purposes certain performance-based equity awards that may be granted to our named executive officers under the Restated Incentive Plan in accordance with Section 162(m) of the Code (applicable to awards granted prior to November 2, 2017), and made certain other changes to the 2005 Incentive Plan. The Restated Incentive Plan did not increase the number of shares available for issuance. However, on August 29, 2018, our stockholders approved an amendment to the Restated Incentive Plan to increase the number of shares available under the Restated Incentive Plan by 100,000 shares to 450,000 shares. Effective August 27, 2024, no further grants may be made under the Restated Incentive Plan; however, outstanding awards granted under the Restated Incentive Plan remain subject to the terms of such plan.
Shares granted under the Restated Incentive Plan have full voting rights prior to the date of vesting, if any; however, holders of any unvested shares were required to execute an irrevocable proxy granting us the right to vote such shares until the shares vest.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of April 30, 2025.

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)		(i)	(j)
Douglas W. Campbell	30,000					61.02	10/3/2032
		45,000	[1]			61.02	10/3/2032
				162,486	[2]	70.57	1/25/2034
								31,741	[3]	1,505,158	[4]
Vickie D. Judy	40,000					109.06	12/30/2029
								10,000	[5]	474,200	[4]
								2,594	[6]	123,007	[4]
Jamie Z. Fischer								5,978	[7]	283,477	[4]
								2,927	[8]	138,798	[4]
____________________
1 These options will vest in four equal annual installments beginning on October 3, 2025.
2 These options will vest on December 19, 2026, subject to performance conditions.
3 These restricted shares will vest in two installments of 15,871 on September 30, 2025 and 15,870 on September 30, 2026.
4 Fair value was calculated by using the closing market price of our common stock on April 30, 2025 of $47.42.
5 These restricted shares will “cliff” vest on March 1, 2028.
6 These restricted shares will vest in three installments of 865 on June 24, 2025, 865 on June 24, 2026 and 864 on June 24, 2027.
7 These restricted shares will “cliff” vest on October 18, 2025.
8 These restricted shares will vest in two installments of 1,464 on December 31, 2027 and 1,463 on December 31, 2029.

Option Exercises and Stock Vested during Fiscal Year 2025
The following table provides certain information concerning the option exercises and restricted stock awards vested for each named executive officer during the fiscal year ended April 30, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)	(d)		(e)
Douglas W. Campbell	-	-	15,871	[1]	665,312
	-	-	10,000	[2]	404,700
Vickie D. Judy	-	-	-		-
Jamie Z. Fischer	-	-	-		-
____________________
1 Includes 6,515 shares forfeited to pay tax withholding pursuant to a net settlement arrangement.
2 Includes 2,825 shares forfeited to pay tax withholding pursuant to a net settlement arrangement.
Policies and Practices for Granting Certain Equity Awards
Our policies and practices regarding the granting of equity awards are designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The compensation committee is responsible for the timing and terms of equity awards to executives and other eligible employees.
The timing of equity award grants is determined with consideration to a variety of factors, including, but not limited to, Company or individual performance goals, market conditions and operational or strategic business objectives. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.
In determining the timing and terms of an equity award, the compensation committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The compensation committee’s procedures when considering the timing of equity awards and any material nonpublic information include consultation with management and legal counsel, and, if appropriate, the committee may delay the grant of equity awards until the public disclosure of such material nonpublic information.
Deferred Compensation Plan
On September 17, 2014, the compensation committee of our board of directors approved the America’s Car-Mart, Inc. Nonqualified Deferred Compensation Plan, referred to in this proxy statement as the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees of the Company, including our named executive officers, to save for retirement on a tax-deferred basis. The eligibility of each participant will be determined by the compensation committee. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.   Under the terms of the Deferred Compensation Plan, a named executive officer may defer a portion or all of his salary and bonus for any calendar year in which the plan is in effect, provided that the executive makes an irrevocable election for such deferral prior to the end of the preceding calendar year or, if permitted by the compensation committee, within 30 days after the executive first becomes eligible to participate in the plan. Compensation amounts deferred under the Deferred Compensation Plan are credited or debited with earnings or losses based on an investment fund, known as a “measurement fund,” elected by the executive at the time of his deferral election from among several measurement funds that the compensation committee may select from time to time, although the deferred payments are not actually invested in the measurement fund. The executive’s account balance under the Deferred Compensation Plan will be distributed to the executive or his beneficiary upon the earliest of the executive’s termination, death or such other date as selected by the executive upon his deferral election.
The Deferred Compensation Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Deferred Compensation Plan have the status of general unsecured creditors of the Company. We (or one or more of our subsidiaries) are solely responsible for paying benefits to plan participants and their beneficiaries.
No executives participated in the plan during fiscal year 2025.
Payments Upon Termination of Employment or Change in Control
    The following narrative discusses potential payments to which Mr. Campbell, Ms. Judy, and Ms. Fischer would be entitled upon termination of their employment with the Company or to which they would be entitled in connection with a change in control of the Company, and the table below quantifies the payments to which Mr. Campbell, Ms. Judy, and Ms. Fischer would have been entitled had their employment been terminated or had a change in control of the Company occurred as of April 30, 2025.
Termination Not Involving a Change in Control
Douglas W. Campbell. Pursuant to his amended employment agreement, if the Company terminates Mr. Campbell without cause at any time or determines not to renew the employment agreement upon the expiration of its then current term or if Mr. Campbell terminates the employment agreement for good reason (as defined in the agreement), Mr. Campbell will be entitled to receive equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to 24 months of his base salary for the year in which the termination occurs. Such installment payments will commence within 30 days following the termination date. If Mr. Campbell’s employment is terminated due to disability, he will be entitled to receive, commencing within 60 days after termination, an amount equal to 12 months of his base salary then in effect, plus the pro rata portion of any annual bonus earned, as determined by the compensation committee, through the date of disability, based on the achievement of performance goals, less any amounts payable to Mr. Campbell under the Company’s disability insurance policy. If Mr. Campbell’s employment is terminated due to his death, his estate will be entitled to receive, within 60 days after his death or as soon thereafter as practicable, his base salary then in effect through the end of the calendar month in which his death occurs, plus the pro rata portion of any bonus earned, as determined by the compensation committee, through the date of death, based on the achievement of performance goals.
In addition, upon Mr. Campbell’s termination without cause or due to the Company’s non-renewal of the employment agreement at the expiration of its then current term, his resignation for good reason or his death or disability, all of his unvested stock options granted in October 2022 and all of his unvested shares of restricted stock granted in January 2024 will immediately vest in full. Any outstanding and unvested performance-vesting equity awards, including his unvested stock options granted in January 2024, will be subject to pro rata vesting based on his duration with the Company in relation to each equity award and, on that basis, become fully vested to the extent that the terms and performance conditions applicable to such award have been met. Any future outstanding and unvested time-vesting equity awards, which are scheduled to vest less than 12 months following the date of termination of his employment will vest in full.
If Mr. Campbell resigns, other than for good reason, or is terminated for cause (as defined in the employment agreement), the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock or stock options would be forfeited.
Vickie D. Judy. Because we do not have an employment agreement with Ms. Judy, in the event her employment is terminated for any reason, the Company would have no obligation to pay base salary or benefits beyond the last day worked. However, if her employment is terminated due to her death or disability, a portion of her unvested shares of restricted stock will become fully vested as of the date of her death or termination due to disability.

Jamie Z. Fischer. Pursuant to her employment agreement, if the Company terminates Ms. Fischer without cause (as defined in the agreement) at any time or if Ms. Fischer terminates the employment agreement for good reason (as defined in the agreement), Ms. Fischer will be offered a separation agreement pursuant to which she will be eligible to receive severance benefits equal to twelve months of her base salary in effect at the time of such termination. In the event her employment is terminated for any other reason not in connection with a change in control of the Company, the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock outstanding on the date of termination would be forfeited.
Termination in Connection with a Change in Control
Certain of our executive compensation plans and agreements, including our employment agreements with Mr. Campbell and Ms. Fischer, our change in control agreement with Ms. Judy, our 2024 Plan, our Restated Option Plan and certain of our restricted stock agreements for shares granted under our Restated Incentive Plan, contain provisions (collectively, referred to in this proxy statement as the Change in Control Provisions) entitling our executives to certain benefits upon the occurrence of certain events involving a change in control of the Company. Payments to our named executive officers under these Change in Control Provisions are triggered upon an involuntary termination of the executive’s employment, or a voluntary termination of employment by the executive for good reason (as defined in the Change in Control Provisions), in connection with a change in control of the Company (sometimes referred to as a double trigger event). Under the Change in Control Provisions, a “change in control” generally means the following:
•the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;
•the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;
•the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or
•the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
If the executive terminates his or her employment for good reason or the Company or our operating subsidiary (or the surviving or acquiring entity, as the case may be) terminates his or her employment other than for cause, in each case within six months before or 24 months (12 months under Ms. Fischer's employment agreement) after a change in control:
•we must pay each of our named executive officers a lump sum cash payment equal to 12 months (24 months for Ms. Judy) of his or her then current base salary and all unvested restricted stock and stock options previously granted vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable equity compensation plans and award agreements;
•under the Restated Option Plan, all unvested stock options previously granted to plan participants will vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable stock option agreements or the participant’s employment agreement; and
•under certain of our restricted stock award agreements, all unvested shares of restricted stock subject to such agreements held by the participant on the date of the double trigger event will automatically become fully vested.
Such payments are referred to in this proxy statement as change in control payments.

For purposes of the Change in Control Provisions, a termination for “cause” generally consists of a breach, willful failure to perform duties, gross negligence or wrongdoing by the executive officer. “Good reason” generally means the executive’s resignation within 30 days after the occurrence of any of the following events:
•a significant reduction of the executive’s duties, authority, responsibilities, or reporting relationships or the assignment to him or her of such reduced duties, authority, responsibilities, or reporting relationships, without his or her written consent; provided, however, that the change in control is not, in and of itself, a material adverse change in the executive’s duties, authority, responsibilities or reporting relationships;
•a material reduction in the executive’s base salary, bonus structure or benefits, with the result that the executive’s overall benefits package is significantly reduced; or
•the relocation of the executive’s principal work location to a facility or a location more than 50 miles from his or her then present principal work location, without his or her written consent.
In addition, “good reason,” as defined in Mr. Campbell’s employment agreement, also includes his no longer having the title of President and Chief Executive Officer, no longer being elected to the Company’s board of directors, and any material breach by the Company of the terms of his employment agreement.
If, within six months prior to the change in control, we terminate Mr. Campbell, Ms. Judy or Ms. Fischer without cause, then, for purposes of his or her change in control payments, he or she will be treated as being employed on the date the change in control becomes effective. In such case, Mr. Campbell and Ms. Fischer will be entitled to receive any additional payments or benefits to which he would otherwise be entitled in the event his employment is terminated by the Company without cause.
Under the terms of the employment agreement and the change in control agreement, in the event the change in control payments and any other payments to which the executive officer may be entitled in connection with the change in control of the Company equal or exceed in the aggregate three times the “base amount” (as defined by Section 280G of the Code) with respect to his or her compensation, which would result in excise taxes being owed by him or her under Section 4999 of the Code and the loss of a tax deduction by the Company under Section 280G of the Code for the excess payment above the base amount, the Company and the executive officer agree to retain an independent accounting firm to evaluate whether he or she would be better off by receiving the full change in control payments and paying the excise tax or by the Company reducing the aggregate payment amount so that it would not be subject to excise taxes under Section 4999 of the Code. Based on the accountant’s finding that the executive officer would be better off receiving the full payment amount and paying the required excise taxes, no change will be made in the change in control payments and the Company will forego its deduction for the amount of such payments above the base amount. Based on the accountant’s finding that the executive officer would be better off receiving the reduced change in control payments and not being subject to excise tax, the change in control payments will be reduced to an aggregate amount that does not equal or exceed three times the base amount and the Company will retain its eligibility to deduct the amount actually paid.
If the executive officer is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments that constitute a “deferral of compensation” under the Section 409A of the Code that become payable as a result of his or her termination for reasons other than death, and become due under the employment agreement during the first six months after termination of employment, will be delayed and all such delayed payments will be paid to the executive officer in full in the seventh month after the date of termination and all subsequent payments, if any, will be paid in accordance with their original payment schedule.
These employment and change in control agreements also each contain an agreement not to compete and a covenant against the solicitation of employees and customers for the term of the executive’s employment and a period of two years for Ms. Judy and one year for Mr. Campbell and Ms. Fischer thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, non-disparagement terms and certain other customary covenants and restrictions.

The executive’s receipt of the change in control payments is subject to his or her timely execution and non-revocation of a customary release of claims.
Table of Payments Upon Termination of Employment or Change in Control
The following table summarizes the estimated payments to be made to each named executive officer upon the termination of the named executive officer’s employment or in connection with a change in control of the Company, as applicable. In accordance with SEC regulations, the table assumes that the termination or change in control occurred on April 30, 2025, and the value applied to the shares of common stock is $47.42 per share based on the closing market price as reported on that date.

Name	Type of Compensation	Death	Disability	Termination Other Than for Cause	Other Termination(1)	Change in Control(2)
Douglas W. Campbell	Cash	$-	$800,000	$1,600,000	$-	$800,000
	Stock Options(3)	-	-	-	-	-
	Restricted Shares	2,453,558	2,453,558	2,453,558	-	2,453,558
	Total	$2,453,558	$3,253,558	$4,053,558	$-	$3,253,558

Vickie D. Judy	Cash	$-	$-	$-	$-	$884,000
	Restricted Shares	597,207	597,207	597,207	-	597,207
	Total	$597,207	$597,207	$597,207	$-	$1,481,207

Jamie Z. Fischer	Cash	$-	$-	$400,000	$-	$400,000
	Restricted Shares	-	-	-	-	-
	Total	$-	$-	$400,000	$-	$400,000

1 Includes, without limitation, termination for cause, voluntary resignation or retirement.
2 Assumes the double trigger event occurred on April 30, 2025 and that the total amounts due to the executive officer do not exceed the limits imposed by Section 280G of the Code or that the executive officer would be better off receiving the full payment amount and paying the required excise taxes.
3 Assumes the immediate vesting of all unvested stock options. No value is assigned to stock options which have an exercise price that exceeds the closing price of our common stock as reported on April 30, 2025, referred to as “underwater” stock options. At April 30, 2025, Mr. Campbell had 207,486 unvested underwater stock options that would have vested upon the triggering event. Ms. Judy and Ms. Fischer did not have any unvested stock options at April 30, 2025.
Chief Executive Officer Pay Ratio
    The following information about the relationship between the compensation of our associates and the compensation of our Chief Executive Officer is provided in compliance with the requirements of Item 402(u) of Regulation S-K under the Exchange Act (“Item 402(u)”). In fiscal year 2025, the estimated median of the annual total compensation of our associates, excluding our Chief Executive Officer, Mr. Campbell, was $52,747. Our Chief Executive Officer’s annual total compensation for fiscal year 2025 was $1,553,513. The resulting estimated ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all associates was 29 to 1.
Item 402(u) requires us to identify the Company’s “median employee” once every three years, unless a change in employee population or compensation arrangements is likely to result in a significant change in our CEO pay ratio disclosures. The Company determined that no such change has occurred since we identified the Company’s median employee in fiscal 2023. In fiscal 2023, we took the following steps in identifying the median of the annual compensation of all our associates. We determined that as of April 30, 2023, we employed 4,106 associates, all located in the United States. This number included all the individuals determined to be employees for federal tax purposes during the year, whether full-time, part-time, seasonal, or temporary. We determined the median associate by conducting a full analysis of this employee population using total pay, which included regular wages, overtime, bonuses, commissions and any other taxable income.
For full-time associates that were not employed for the whole year, regular wages were annualized. For part-time associates that were not employed for the whole year, we calculated the average hours worked per week for each associate, and annualized regular wages based on a 52-week fiscal year. No adjustments were made for seasonal or temporary associates.
The resulting pay ratio for fiscal year 2025 was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the Company’s pay ratio. Other public companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult to compare our reported pay ratio to pay ratios reported by other companies.

Clawback Policy
On November 30, 2023, the Company’s Board of Directors adopted an incentive compensation recoupment policy (the “Clawback Policy”) in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Rule 5608 that requires the Company to recover excess incentive compensation paid to an executive officer when such compensation was based in whole or in part on financial results later subject to a restatement of the Company’s financial statements. The Clawback Policy specifies that following an accounting restatement, the Company must reasonably promptly recoup any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (the “Incentive Compensation”) and which exceeds the amount that would have been received under the restated financial results, unless the Compensation Committee determines that such recoupment would be impracticable. The Clawback Policy applies to all Incentive Compensation received by a person (a) on or after October 2, 2023, (b) after beginning services as an executive officer, (c) who served as an executive officer at any time during the applicable performance period for the Incentive Compensation, and (d) during the three completed fiscal years immediately preceding the date the Company’s Board of Directors, or an authorized committee of the Board, concludes that the Company is required to prepare an accounting restatement.
As discussed in the Explanatory Note to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 (the “Form 10-K”), as filed with the SEC on August 8, 2025, the Company identified omissions in required disclosures under Accounting Standards Codification 310-10-50-42 through 50-44 regarding contract modifications made to borrowers experiencing financial difficulty which required the Company to restate its financial statements included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2024 and each Quarterly Report on Form 10-Q for each quarterly period in fiscal years 2024 and 2025. For the purposes of the Clawback Policy, however, the inclusion of these omitted disclosures in the Form 10-K does not constitute an accounting restatement as defined in the Clawback Policy as there was no impact on the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, or Consolidated Statements of Cash Flows. Additionally, the Company has concluded that none of the compensation paid to the Company’s executive officers was based on the attainment of a financial reporting measure that would be affected by these disclosures. The Company’s annual cash incentive program for executive officers for fiscal years 2024 and 2025 was based on the Company’s performance in return on average equity, the change in selling, general and administrative expense per average active customer, and the percentage of dealerships with a positive economic value added performance for the fiscal year. None of these measures was affected by the addition of the omitted loan modification disclosures, and no other compensation paid to our executive officers is based on the achievement of financial measure targets. Therefore, no Incentive Compensation recovery is required under the Clawback Policy.

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”)

and Company performance for the fiscal years listed below. The amounts reported in the table below as “compensation actually paid” have been prepared in accordance with Item 402(v) of Regulation S-K. The compensation committee did not specifically consider the compensation actually paid amounts when determining named executive officer compensation for fiscal years 2021 through 2025. For a discussion of how the compensation committee seeks to align pay with performance when making executive compensation decisions, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for Current PEO (a) ($)	Summary Compensation Table Total for Former PEO (a) ($)	Compensation Actually Paid to Current PEO (a) (b) (c) ($)	Compensation Actually Paid to Former PEO (a) (b) (c) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Compensation Actually Paid to Non-PEO NEOs (a)(b) (c) ($)	Value of Initial Fixed $100 Investment Based On: (d)		Net Income (loss) (in millions)	SG&A per Average Customer (e)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2025	$1,553,513	N/A	$(145,647)	N/A	$991,226	$880,744	$71.9	$274.2	$17.9	$1,823
2024	$8,446,835	$1,156,721	$2,889,896	$1,072,413	$633,239	$149,988	$86.8	$248.6	$(31.4)	$1,735
2023	N/A	$928,554	N/A	$683,679	$1,918,019	$2,676,532	$121.9	$200.6	$20.4	$1,778
2022	N/A	$948,093	N/A	$(12,096,573)	$523,772	$(2,611,365)	$122.6	$174.5	$95.0	$1,672
2021	N/A	$797,506	N/A	$17,578,077	$440,770	$4,752,059	$228.7	$199.1	$104.8	$1,541

(a) Douglas W. Campbell was our PEO for fiscal years 2025 and 2024 beginning October 1, 2023. Jeffrey A. Williams was our PEO for fiscal years 2021 through 2024 ending September 30, 2024. Mr. Williams served as Chief Executive Officer Emeritus for the remainder of fiscal year 2024. The non-PEO NEOs reflected in the tabular disclosure above represent the following individuals:

Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025
Vickie D. Judy	Vickie D. Judy	Vickie D. Judy	Vickie D. Judy	Vickie D. Judy
Leonard L. Walthall	Leonard L. Walthall	Douglas W. Campbell		Jamie Z. Fischer
Leonard L. Walthall

(b) The amounts reported in this column have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s named executive officers. These amounts reflect the amounts reported in the total compensation column of the Summary Compensation Table on page 27 of this proxy statement, with certain adjustments as described in footnote (c) below.

(c) Compensation actually paid (“CAP”) reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth in the tables below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts reported in the “Exclusion of Stock Awards” and “Option Awards” columns of the following tables are the totals (or, in the case of the Non-PEO NEOs, the average of the totals) from the “Stock Awards” and “Option Awards” columns set forth in the Summary Compensation Table (“SCT”). Amounts in the “Inclusion of Stock Awards and Option Awards” columns are calculated in accordance with Item 402(v) of Regulation S-K.

PEO SCT Total to CAP Reconciliation

Fiscal Year	Summary Compensation Table Total for Current PEO	Exclusion of Change in Pension Value for Current PEO	Exclusion of Stock Awards and Option Awards for Current PEO	Inclusion of Equity Values for Current PEO	Compensation Actually Paid to Current PEO
2025	$1,553,513	$-	$-	$(1,699,160)	$(145,647)
2024	$8,446,835	$-	$(7,135,076)	$1,618,137	$2,889,896
2023	N/A	N/A	N/A	N/A	N/A
2022	N/A	N/A	N/A	N/A	N/A
2021	N/A	N/A	N/A	N/A	N/A

Fiscal Year	Summary Compensation Table Total for Former PEO	Exclusion of Change in Pension Value for Former PEO	Exclusion of Stock Awards and Option Awards for Former PEO	Inclusion of Equity Values for Former PEO	Compensation Actually Paid to Former PEO
2025	N/A	N/A	N/A	N/A	N/A
2024	$1,156,721	$-	$-	$(84,309)	$1,072,413
2023	$928,554	$-	$-	$(244,875)	$683,679
2022	$948,093	$-	$-	$(13,044,666)	$(12,096,573)
2021	$797,506	$-	$-	$16,780,571	$17,578,077

Average Non-PEO NEOs SCT Total to CAP Reconciliation

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
2025	$991,226	$-	$(275,005)	$164,523	$880,744
2024	$633,239	$-	$-	$(483,251)	$149,988
2023	$1,918,019	$-	$(1,235,867)	$1,994,380	$2,676,532
2022	$523,772	$-	$-	$(3,135,136)	$(2,611,365)
2021	$440,770	$-	$-	$4,311,289	$4,752,059

    The amounts reported in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables:

Inclusion of Equity Values for PEOs

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Current PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Current PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Current PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Current PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Current PEO	Total - Inclusion of Equity Values for Current PEO
2025	$-	$(971,772)	$-	$(727,388)	$-	$(1,699,160)
2024	$2,782,921	$(1,442,693)	$-	$277,909	$-	$1,618,137
2023	N/A	N/A	N/A	N/A	N/A	N/A
2022	N/A	N/A	N/A	N/A	N/A	N/A
2021	N/A	N/A	N/A	N/A	N/A	N/A

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Former PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Former PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Former PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Former PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Former PEO	Total - Inclusion of Equity Values for Former PEO
2025	N/A	N/A	N/A	N/A	N/A	N/A
2024	$-	$(411,470)	$-	$327,162	$—	$(84,309)
2023	$-	$(103,106)	$-	$(141,769)	$—	$(244,875)
2022	$-	$(12,105,106)	$-	$(939,560)	$—	$(13,044,666)
2021	$-	$16,034,174	$-	$746,397	$—	$16,780,571

Average Inclusion of Equity Values for Non-PEO NEOs

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
2025	$272,641	$(55,150)	$-	$(52,968)	$-	$164,523
2024	$-	$(425,135)	$-	$(58,116)	$-	$(483,251)
2023	$2,049,466	$(7,384)	$-	$(47,703)	$-	$1,994,380
2022	$-	$(2,665,356)	$-	$(469,780)	$-	$(3,135,136)
2021	$-	$3,938,090	$-	$373,199	$-	$4,311,289

(d) The amounts set forth in the “Peer Group Total Shareholder Return” column of the Pay Versus Performance Table are based on a customized peer group made up of automotive dealership companies composed of the common stock of Asbury Automotive Group, Inc.; AutoNation, Inc.; CarMax, Inc.; Copart, Inc.; Group 1 Automotive, Inc.; Lithia Motors, Inc.; Penske Automotive Group, Inc.; Rush Enterprises, Inc.; and Sonic Automotive, Inc. for the period of five fiscal years commencing on May 1, 2020 and ending on April 30, 2025. We utilized this peer group in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended April 30, 2025.

The comparison assumes $100 was invested for the period starting May 1, 2020, through the end of the listed year in the Company and in the weighted average of the peer group above, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(e) We determined selling, general and administrative (“SG&A”) expense per average customer to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEO and Non-PEO NEOs for our fiscal year ended April 30, 2025. SG&A expense per average customer is computed by dividing year to date selling, general and administrative expense by the average number of active customer accounts during the period. SG&A expense per average customer may not have been the most important financial performance measure for prior fiscal years, and we may determine a different financial performance measure to be the most important in future years.

Relationships Between Data in the Pay Versus Performance Table

Description of Relationship between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following charts set forth the relationship between (i) the Company’s cumulative TSR over the five most recently completed fiscal years and the peer group cumulative TSR (“PTSR”) over the same period, and (ii) the compensation actually paid to our PEO and the average of compensation actually paid to our Non-PEO NEOs.

Description of Relationship between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between (i) the Company’s net income in each of the five most recently completed fiscal years, and (ii) the compensation actually paid to our PEO and the average of compensation actually paid to our Non-PEO NEOs.

The following chart sets forth the relationship between (i) our selling, general and administrative expense per average customer during each of the five most recently completed fiscal years, and (ii) the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs.

Tabular List of Most Important Financial Performance Measures

For fiscal year 2025, the Company used only the three financial performance measures set forth below to link compensation actually paid to our NEOs to Company performance.

Earnings per share
Return on equity
Selling, general and administrative expense per average customer

TRANSACTIONS WITH RELATED PERSONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving, or rejecting, any transactions with “related persons” as defined by SEC rules and any potential conflicts of interest between us and any third party. The audit committee reviews and considers such transactions on a case-by-case basis in light of all facts and circumstances and does not use any prescribed criteria for approving or rejecting any proposed transaction or relationship.

Since the beginning of fiscal year ended April 30, 2025, there were no transactions with related persons required to be disclosed in this proxy statement, and no such transactions are currently proposed.

AUDIT AND COMPLIANCE COMMITTEE REPORT

In accordance with the written charter adopted by our board of directors, a copy of which is available on our website, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the fiscal year ended April 30, 2025, the audit committee met nine times and discussed internal control, accounting, auditing and our financial reporting practices with our Chief Financial Officer and our independent auditors, Grant Thornton LLP. In discharging its oversight responsibility as to the audit process, our audit committee reviewed and discussed our audited financial statements as of and for the fiscal year ended April 30, 2025 with management and Grant Thornton LLP prior to filing our annual report on Form 10-K. Our audit committee also discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, prior to filing our annual report on Form 10-K.

In addition, the audit committee has received from Grant Thornton LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence in connection with its audit of our financial statements for the fiscal year ended April 30, 2025. See “Principal Accounting Fees and Services.” Based upon the foregoing reviews and discussions, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2025.

Ann G. Bordelon, Chairperson
Jonathan Z. Buba
Julia K. Davis
Daniel J. Englander
Dawn C. Morris
Joshua G. Welch

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based upon such review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Daniel J. Englander, Chairperson
Ann G. Bordelon
Julia K. Davis

ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for the fiscal year ended April 30, 2025, as filed with the SEC, is available to stockholders who make a written request for such report to our Secretary at our office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents. Our annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available by the following link on our website at www.car-mart.com under the “Annual Reports” section, which is under the “Investor Relations” section.
STOCKHOLDER PROPOSALS
Any proposal to be presented at the 2026 annual meeting of stockholders must be received at our principal executive offices no later than April 17, 2026, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. In connection with next year’s annual meeting, our bylaws provide that we must receive notice of a matter or proposal, including any nomination of a director candidate, on or before June 16, 2026 for such proposal or nomination to be considered or voted upon at the annual meeting. The persons appointed by our board of directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting if such matter or proposal is raised at that annual meeting. Any such proposals must comply in all respects with applicable laws, including the rules and regulations of the SEC, and any stockholder nominations of director candidates must set forth the information required in Article V, Section 2 of our bylaws. A copy of our bylaws may be obtained upon written request to the Secretary at the address stated above.
OTHER MATTERS
Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

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V77543-P34653

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AMERICA'S CAR-MART, INC.

The Board of Directors recommends you vote FOR ALL NOMINEES listed in proposal 1:

1. To elect nine directors for a term of one year and until their successors are elected and qualified:

Nominees:	For	Against	Abstain
1a. Ann G. Bordelon	☐	☐	☐
1b. Jonathan Z. Buba	☐	☐	☐
1c. Douglas W. Campbell	☐	☐	☐
1d. Julia K. Davis	☐	☐	☐
1e. Daniel J. Englander	☐	☐	☐
1f. Brandi N. Joplin	☐	☐	☐
1g. Dawn C. Morris	☐	☐	☐
1h. Joshua G. Welch	☐	☐	☐
1i. Jeffrey A. Williams	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V77544-P34653

AMERICA'S CAR-MART, INC.
Annual Meeting of Stockholders
September 25, 2025 8:00 a.m. CDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of America's Car-Mart, Inc., a Texas corporation, hereby appoint(s) Douglas W. Campbell and Jonathan Collins, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of America's Car-Mart, Inc. to be held on September 25, 2025 at 8:00 a.m. CDT at the Company's principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side